     As filed with the Securities and Exchange Commission on April 20, 1999
                                                       Registration No. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           USTMAN TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

          California                         7371                        95-2873757
(State or other jurisdiction of  (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)    Classification Code Number)        Identification No.)

                        12265 W. Bayaud Avenue Suite 110
                               Lakewood, CO 80228
                                 (303) 986-8011
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Dan R. Cook, President
                           USTMAN Technologies, Inc.
                        12265 W. Bayaud Avenue Suite 110
                               Lakewood, CO 80228
                                 (303) 986-8011
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Edward T. Swanson, Esq.
                      Case, Knowlson, Burnett & Wright LLP
                       2049 Century Park East, Suite 3350
                         Los Angeles, California 90067
                                 (310) 552-2766

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                                         Proposed         Proposed
                                       Amount of         maximum          maximum        Amount of
     Title of each class of          securities to    offering price     aggregate      registration
   securities to be registered       be registered      per share      offering price       fee
 Common Stock...................    9,941,624 shares      $0.25         $2,485,406          $885
----------------------------------------------------------------------------------------------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Neither the SEC nor any State securities commission has made any              +
+determination regarding the truthfulness or completeness of this prospectus + +or approved or disapproved of anyone's investment in these securities. Any +
+representation to the contrary is a criminal offense.                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 20, 1999
PROSPECTUS
----------
                           USTMAN TECHNOLOGIES, INC.

                        9,941,624 Shares of Common Stock

                                RIGHTS OFFERING

  We are offering to our shareholders of record on April   , 1999 the right to
subscribe for shares of our common stock for $0.25 per share.

    . The rights are not transferable.

    . The rights will expire at 5:00 P.M. (Los Angeles time) on May   , 1999.

    . You have the right to purchase one share of common stock for every two
      shares of Common Stock you owned on April   , 1999.

    . You also can subscribe for shares of common stock not purchased by other shareholders.

  Sagaponack Partners L.P. and Sagaponack International Partners L.P. own approximately 37% of our common stock. They have agreed to purchase the 3,672,260 shares which they have the right to purchase and to subscribe for at least 327,740 shares of common stock not purchased by other shareholders.

  Drake & Co. Inc. will act as soliciting agent for us in connection with this offering. Drake will receive a fee equal to 5% of the gross proceeds received by us from this rights offering from shareholders other than Sagaponack.

  Our common stock is traded on the OTC Bulletin Board under the symbol "USTX".
On April   , 1999, the last reported sale price for our common stock on the OTC
Bulletin Board was $    per share.

  See Risk Factors beginning on page 5 to read about certain risks you should consider before buying shares of our common stock.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                         Per Share   Total
                                                         --------- ----------
Public offering price...................................  $  0.25  $2,485,406
Soliciting agent fees...................................  $0.0125  $   78,087(1)
Proceeds to us..........................................  $0.2375  $2,407,309

(1) No soliciting agent fees will be paid on shares purchased by Sagaponack.

                                  -----------

                               Soliciting Agent:
                               DRAKE & CO., INC.

                  The date of this Prospectus is May   , 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Special Note of Caution Regarding Forward-Looking Statements.............    2
Prospectus Summary.......................................................    3
Risk Factors.............................................................    5
How We Intend to Use the Proceeds From the Offering......................   11
Price Range of Our Common Stock..........................................   11
Dividend Policy..........................................................   12
Capitalization...........................................................   12
Dilution.................................................................   13
The Rights Offering......................................................   14
Selected Historical Consolidated Financial Data..........................   18
Managements Discussion and Analysis of Financial Condition and Results of
 Operations..............................................................   19
Business.................................................................   22
Recent Developments......................................................   26
Management...............................................................   27
Description of Capital Stock.............................................   29
Principal Shareholders...................................................   30
Indemnification of Directors, Officers and Controlling Persons Against
 Securities Act Liabilities..............................................   30
Legal Matters............................................................   31
Experts..................................................................   31
Where You Can Find More Information......................................   31
Index to Financial Statements............................................  F-1

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained in this Prospectus and the documents incorporated by reference into this Prospectus may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are discussed under "Risk Factors". When used in our documents, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being offered pursuant to this rights offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                           USTMAN TECHNOLOGIES, INC.

   We provide statistical inventory reconciliation or "SIR" leak detection services to owners and operators of underground storage tanks. We believe that we are the world's leading provider of this form of leak detection. We also license fuel management software and sell related fuel management products, including automatic tank gauges.

   "USTMAN" and the "Company" refer in this prospectus to USTMAN Technologies, Inc. Our principal executive offices are at 12265 W. Bayaud Avenue, Suite 110, Lakewood, Colorado 80228, and our telephone number at that address is 1-800-253-8054.

                              RECENT DEVELOPMENTS

   During December 1998, we entered into an agreement with Sagaponack to issue our new Series A Preferred Stock in exchange for $7,000,000 face amount of debt, accrued interest on the debt of $3,164,000, and the cancellation of certain rights of Sagaponack.

   Also in February 1999, our common stock was delisted from the Nasdaq SmallCap Market for failure to meet the continued listing requirements. Our common stock now is traded on the OTC Bulletin Board.

   In August 1998, we entered into significant new agreements with BP Australia and BP New Zealand.

                              THE RIGHTS OFFERING

   We are offering to our shareholders of record on April   , 1999 the right to
subscribe for an aggregate of 9,941,624 shares of our common stock. If you hold shares of common stock on that day, you will have the right to purchase one new share of our common stock for every two shares of common stock you hold. The purchase price is $0.25 per share. This rights offer will expire at 5:00 P.M.
Los Angeles time on May   , 1999, unless extended by us for up to two
additional weeks. You can exercise your right in whole or in part at any time prior to the expiration of the offer.

   If you fully exercise your right, you can also subscribe for additional shares which are not purchased by other shareholders. If shareholders subscribe for more shares than we are offering, subscriptions for additional shares will be satisfied in proportion to the number of shares owned by each shareholder who has subscribed for additional shares.

   If you own an odd number of shares of common stock, the number will be rounded up to the next even number to determine the number of new shares of common stock you have the right to purchase.

   The rights are non-transferable and therefore may not be purchased or sold.

                      Summary Consolidated Financial Data

                          Six months    Six months
                            ended         ended       Year ended    Nine months
                         December 31,  December 31,    June 30,    ended June 30,
                             1998          1997          1998           1997
                         ------------  ------------  ------------  --------------
                         (Unaudited)   (Unaudited)
Statement of Operations
 Data:

Net sales............... $  3,174,000  $ 3,081,000   $  5,988,000   $ 2,325,000
Cost of sales...........    1,157,000    1,203,000      2,464,000       836,000
Gross profit............    2,017,000    1,878,000      3,524,000     1,489,000
Selling, general and
 administrative.........    1,874,000    2,232,000      6,247,000     2,912,000
Operating profit
 (Loss).................      143,000     (354,000)    (2,723,000)   (1,807,000)
Net loss................   (2,482,000)  (1,460,000)    (5,944,000)   (1,979,000)
Basic and diluted net
 loss per share.........         (.12)        (.05)          (.31)         (.17)

Balance Sheet Data:

Total current assets.... $  1,508,000                $  1,374,000   $ 1,879,000
Total assets............    9,916,000                  11,617,000    11,180,000
Current liabilities.....    2,235,000                   2,010,000     1,998,000
Long-term liabilities...    2,684,000                  10,219,000     6,857,000
Preferred stock.........    9,717,000                         --            --
Common stock............   12,826,000                  12,810,000    10,373,000
Additional paid-in
 capital................      875,000                   2,517,000     1,947,000
Accumulated deficit.....  (18,421,000)                (15,939,000)   (9,995,000)
Total equity............    4,997,000                    (612,000)    2,325,000
Total liabilities and
 equity.................    9,916,000                  11,617,000    11,180,000

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in additional shares of common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

We Have Had Significant Losses Which May Continue.

   We have incurred significant losses, including losses of $1,979,000, $5,944,000, and $2,482,000, respectively, for the nine months ended June 30, 1997, the year ended June 30, 1998, and the six months ended December 31, 1998. There can be no assurance that we will generate increased levels of revenues or achieve profitable operations.

We May Need Additional Financing.

   We have been dependent on the issuance of debt and equity securities to finance our operations and to undertake acquisitions. The inability to obtain additional financing, if required, would have a material adverse effect on us. We may determine to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that we finance an acquisition with equity securities, the issuance of such equity securities would result in dilution to the interests of our stockholders. Additionally, if we incur indebtedness or issue debt securities in connection with any acquisition, we will be subject to risks that interest rates may fluctuate and cash flow may be insufficient for the payment of principal and interest on any such indebtedness.

We Have Restrictive Loan Covenants In Our Bank Loan and In Our Agreement with Sagaponack.

   Our loan agreement with BankBoston contains numerous financial and other covenants. If we fail to satisfy the covenants or fulfill our payment obligations to the Bank, the Bank could elect to declare the unpaid principal and accrued interest under such loan agreement to be immediately due and payable. Substantially all of our assets secure our indebtedness to the Bank. In October 1998, the Bank waived our compliance with certain covenants contained in the loan agreement as of June 30, 1998, and agreed to certain modifications to the provisions of the loan agreement for future periods. In March 1999, the Bank agreed to amend the loan agreement to further modify certain provisions of the loan agreement. In lieu of the March 1999 quarter installment, we agreed to pay $750,000 from the proceeds of this offer to reduce the loan. In addition, we must make quarterly payments of $125,000 in June, September and December 1999 and March 2000. The quarterly payments then increase to $250,000, and the balance of the loan will be due on December 31, 2001. There can be no assurance that we will be able to comply with the terms of our loan agreement with the Bank in the future.

   Our 1997 purchase agreement with Sagaponack imposes a significant number of negative covenants. Unless permitted by Sagaponack, we are prohibited, among other things, from: (i) declaring or paying any dividends or distributions on our capital stock, or redeeming, retiring, purchasing or otherwise acquiring any shares of our capital stock; (ii) engaging in any business activities or operations substantially different from or unrelated to our present business;
(iii) incurring any indebtedness, other than unsecured indebtedness and other liabilities incurred in the ordinary course of business (other than through the borrowing of money) and certain other permitted indebtedness; (iv) creating or suffering to exist any unpermitted lien or other type of preferential arrangement; (v) guaranteeing unpermitted indebtedness; (vi) merging with another entity; (vii) selling or disposing of any property, other than as permitted; (viii) paying fees to any person for consulting services or the management of the Company or any of our assets, other than as permitted;
(ix) amending our articles of incorporation or bylaws; and (x) issuing any shares of Common Stock or our other capital stock or any option, warrant, or convertible security. Sagaponack has consented to the issuance of the securities in connection with this offering.

We Are Controlled By Sagaponack.

   Sagaponack currently owns approximately 37% of the outstanding shares of our common stock. As a result of such ownership and the shareholders agreement described below, Sagaponack will control us. Under our agreement with Sagaponack, we agreed that our Board of Directors will consist of five members, and that we will nominate two persons designated by the Sagaponack (currently Barry Rosenstein and Marc Weisman, who are each a Managing Partner of Sagaponack) and one person selected from a list of persons (currently vacant), to serve on the Board. We also agreed to nominate Dan R. Cook, our Chief Executive Officer, as a member of the Board. In addition, Sagaponack has a shareholders agreement with certain shareholders, including Mr. Cook and Ronald
G. Crane. The agreement obligates those shareholders to vote their shares during any election of directors for the two nominees of the Sagaponack and for the person nominated from the list of persons, unless Sagaponack has sufficient votes to cause the election of such persons.

Our Future Success Depends on Market Acceptance of SIR Technology and Continued Government Regulation.

   Our success is largely dependent upon market acceptance of SIR software and services. The markets for SIR are rapidly evolving. Accordingly, the ultimate demand for our services and market acceptance of SIR are subject to a high level of uncertainty. The market for our products and services is created in large part by Environmental Protection Agency regulation. If government regulation is relaxed or not enforced, demand for our products and services could be materially adversely affected. There can be no assurance that SIR will gain significant or continued market acceptance. Achieving market acceptance will require substantial expenditures and efforts on our part. Revenues from SIR will depend on a number of factors, including (i) the influence of market competition, (ii) technological changes, (iii) our ability to design, develop and introduce enhancements on a timely basis, and (iv) our ability to successfully establish and maintain distribution channels. Existing and future competition may make it more difficult to achieve market acceptance for SIR.

Most of Our Revenues Derive from SIR Services and Products.

   Substantially all of our revenues are derived from the sale or license of our SIR software products and services to a limited customer base. For the year ended June 30, 1998 and the six months ended December 31, 1998, revenues from SIR software and services accounted for approximately 82% and 71%, respectively, of our revenues. A decline in revenues from SIR software and services would have a material adverse effect on us.

We Are Dependent On Three Significant Clients.

   Sales of SIR services to a limited number of clients has accounted for a significant portion of our revenues. For the year ended June 30, 1998 and the six months ended December 31, 1998, contracts with three clients accounted for approximately 10% and 14%, respectively, of our revenues. Termination of such contracts or a decline in the economic prospects of principal customers could have an adverse effect on us. There can be no assurance that we will not continue to be dependent on a limited customer base for a substantial portion of our revenues.

Our Markets Experience Rapid Technological Change.

   The markets for software products are characterized by rapid technological advances, increasingly sophisticated and changing customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. As a result, we must continually enhance and improve our products in response to such advances and changes in operating systems, application software, computer hardware, programming tools and computer language technology. The introduction of products embodying new technologies and the emergence of new industry standards may render our existing products and services obsolete and unmarketable.

We Have The Risk of Product Defects.

   Software products as complex as those offered by us may contain undetected errors or result in failures when first introduced or when new versions are released. There can be no assurance that errors will not be found in new products or enhancements after installation. The occurrence of these errors could result in adverse publicity, loss of or delay in market acceptance, claims by customers against us or could cause us to incur additional costs, any of which could have a material adverse effect on us.

We Face Significant Competition.

   We are aware of at least two major monitoring panel manufacturers who offer proprietary software monitoring systems. We believe that this software is written only for use on equipment designed by such manufacturers, whereas we believe that our software currently interfaces with all major brands. Major oil companies could decide to build proprietary systems for their own station outlets, and such software could be designed to compete directly with our products and services. In addition, third parties could enter this market at any time. Many of our competitors are well established, have substantially greater financial and other resources than ours, and have established reputations for success in the industry. There can be no assurance that we will be able to compete successfully.

Our Business Involves Potential Liability.

   Our engagements often involve development, implementation and maintenance of software applications that are critical to the operations of our clients' businesses. Our failure or inability to meet a client's expectations in the performance of our services could harm our business reputation or result in a claim for substantial damages against us, regardless of our responsibility for such failure or inability. In addition, in the course of performing services, our personnel often gain access to confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. We attempt to limit liability and maintain insurance coverage in the amount of $4,000,000, including coverage for errors and omissions. There can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deduction or co-insurance requirements, would materially adversely affect us. We do not maintain environmental impairment insurance.

Our Outstanding Series A Preferred Stock Has Significant Dividend and Liquidation Rights.

   Our outstanding Series A Preferred Stock has a face amount of $9,717,000. However, the Series A Preferred Stock has an allocation amount of $15,000,000 for the purposes of liquidation priority and dividends. The allocation amount will increase by the amount of any dividends not declared for payment by us.

We Have Broad Discretion Over The Use Of The Proceeds.

   We have broad discretion with respect to the specific application of the net proceeds of this offering. Other than the use of $750,000 to reduce our outstanding bank debt, we have not otherwise earmarked the net proceeds for specific purposes. There can be no assurance that determinations ultimately made by us relating to the specific allocation of the net proceeds will permit us to achieve our business objectives.

We May Experience International Trade Risks.

   For the year ended June 30, 1998 and the six months ended December 31, 1998, revenues from international markets have not been significant. We are seeking to increase our product sales in international markets pursuant to our relationship with British Petroleum. We are subject to risks inherent in foreign trade, including credit risks, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments, all of which could have a significant impact on us.

We Have Conflicts of Interest.

   We have and may engage in significant transactions with various parties deemed to be our "affiliates," including Sagaponack. We do not have any measures in place to assure that future transactions with related parties are on terms at least as favorable to us than could have been obtained from unaffiliated third-parties. Accordingly, there can be no assurance that future transactions or arrangements between us and our affiliates will be advantageous to us, that conflicts will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to us. See "Certain Transactions."

We Have Only Limited Protection of Our Proprietary Rights.

   Our success is dependent on our proprietary technologies. We do not hold any patents and rely on copyright and trade secret laws, non-disclosure agreements with employees, distributors and customers, and technical measures to protect the ideas, concepts and documentation of our proprietary technologies and know-how to protect our intellectual property rights. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop equivalent or superior technologies or obtain access to our technologies, ideas, concepts and documentation. Our inability to protect our proprietary technologies could have a material adverse effect on us. Although we believe that our technologies and products have been developed independently and that our technologies and products do not infringe upon the proprietary rights of others, there can be no assurance that our technologies and products will not infringe on the intellectual rights of third parties or that third parties will not assert infringement claims against us.

We Are Dependent on Key Personnel.

   Our success depends to a significant extent on the efforts and abilities of certain of our senior management, including Dan R. Cook, our Chief Executive Officer. The loss of key employees could have a material adverse effect on us. Competition for qualified personnel is intense, and there can be no assurance that we will attract and retain qualified personnel.

Our Business May Be Impacted By The Year 2000 Compliance.

   The Year 2000 issue is the result of computer system programs being written with two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of normal business activities.

   We have assessed Year 2000 compliance matters and have determined that we have a potential for exposure regarding Year 2000 compliance in three areas of our internal and external business activities. These areas include (1) our own internal hardware and software systems which are utilized to process and provide our operations and accounting information, (2) the hardware and software systems we have provided to our clients for automation of the SIR process, and (3) clients' hardware and software systems which are utilized to provide data to us.

   Over the last three years, we have purchased computers, servers and other equipment which are certified by the vendor as being Year 2000 compliant. Because of this, our telephone system, servers and the majority of our workstations are Year 2000 compliant. We have gathered an inventory of current revisions needed on older workstations. Those computers which were not compliant will be thoroughly tested in the upcoming months and have the needed revisions by December 31, 1999.

   Our software consists primarily of three distinct areas: network operating system, commercial software and proprietary software. The network operating system has been certified by the vendor to be Year 2000 compliant after certain patches were applied. The commercial software we run is very diverse. We have identified over thirty types of commercial software that are currently used both internally and externally. Over the next several months, we will contact the manufacturers to determine if the software is Year 2000 compliant. For those software packages which will not be Year 2000 compliant, we will make a determination to either replace the software with a different vendor or continue to use the software in a "quarantined" environment. Until responses from all vendors are received, it is not possible to estimate costs associated with the new software. However it is not anticipated that any new software other than that discussed below will be a material capital expenditure. All assessments required and the related determinations are expected to be made prior to June 30, 1999.

   We will contract for the replacement of our accounting and information computer software. One criterion in the selection of the new accounting software will be a warranty that the software is Year 2000 compliant. Our management is currently evaluating systems. It is estimated that the system will be installed and functional by August 1999. The cost of this system is expected to be approximately $50,000 including software, hardware and implementation expense.

   We run internal software developed by our software engineers. We do not believe that the software code will have to be rewritten or recompiled because most of the software is simply a front end to well known commercial software which has Year 2000 compliance built into the core software.

   In order to ensure that all software and hardware will function properly in the Year 2000, we plan to construct a separate testing facility. This facility will be dedicated entirely to Year 2000 testing on live customer data. This facility will have a server and other hardware to mirror ours. We plan to set the internal date at this facility to December 31, 1999 and run analysis for two months to verify that no Year 2000 issues occur as the clock approaches, reaches and passes the century mark. The equipment has been purchased for this facility and the facility is expected to be in use some time after March 1999.

   Over the past two years, we have provided to our customers Extreme(TM), TankTrax(TM), and SIRSend(TM) software for use by our customers in providing data to us. We have tested the software and believe the Extreme(TM) software is Year 2000 compliant. However, the TankTrax(TM) and SIRSend(TM) software packages are not Year 2000 compliant. We believe the TankTrax(TM) software can be corrected with few programming changes. We are currently evaluating the specific changes needed. We have obtained, but not applied, the programming revision needed for the SIRSend(TM) software. These revisions are expected to be complete by June 30, 1999. Because our software engineers will do these revisions, the cost to us is expected to be minimal.

   In addition to software, we have furnished computer equipment to run the above-mentioned software and tank gauges. We believe all computer equipment sold to current customers is Year 2000 compliant. We have made provisions with customers so that we will not be responsible for any Year 2000 issues due to customers moving the proprietary software from the machine provided by us to other equipment without our signed consent. We have obtained a written warranty from the manufacturer of our tank gauge that the tank gauge is Year 2000 compliant.

   In order to assess the preparedness of our customers, we have requested that our top two hundred customers complete a Year 2000 survey to determine the status of Year 2000 compliance of the customers' software and the data provided to us. We have received several responses and are currently evaluating the survey responses. We do not believe that any data received either electronically or in hard copy which is not Year 2000 compliant will have a negative effect on the systems, but may affect services provided due to additional manual labor required to correct problems with the data. We will be working closely with our customers known to generate data from equipment which is not Year 2000 compliant to determine what the customers' own Year 2000 compliance program encompasses. We believe that by working together with these customers potential problems will be avoided.

Our Board Can Issue New Classes of Preferred Stock.

   Our Board of Directors is authorized, without further action required on the part of holders of Common Stock, to issue one or more classes of preferred stock and to determine the rights, preferences and privileges of such preferred stock, including voting, dividend and liquidation rights. The issuance of one or more classes of preferred stock by the Board of Directors could materially adversely affect the holders of the Common Stock. In the event of its issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company. We have issued Series A Preferred Stock to Sagaponack in connection with an exchange of debt and rights for the Preferred Stock.

Our Authorized Outstanding Shares of Common Stock May Need To Be Increased.

   If all shares offered in this rights offer are sold, we will have 29,820,667 shares of common stock issued and outstanding. We also have outstanding options and warrants to purchase an additional 5,135,284 shares of common stock. Since our authorized number of shares of Common Stock is 40,000,000, we will not have available a significant number of unissued shares of Common Stock available for acquisitions or other transactions. Our Board of Directors is considering either a reverse stock split or an amendment to our Articles of Incorporation to increase the authorized number of shares of common stock. Either action will require shareholder approval.

Purchasers of Stock Will Experience Immediate Dilution.

   Purchasers of the common stock offered hereby will be subject to substantial dilution. As of December 31, 1998, the net tangible stock value per share of outstanding Common Stock was $(0.15), compared to the offering price of $0.25 per share. Assuming the sale of all common stock offered hereby, the net tangible stock value per share as of such date after giving effect to the rights offer would be $(0.03). The above calculation of net book value per common shares excluded the effect of the liquidation preference of the Series A Preferred Stock. As of December 31, 1998, this amount totaled $15,600,000 or $.78 per common share.

We Have A Substantial Number of Shares of Restricted Stock Eligible For Future Sale.

   As of March 31, 1999, there were approximately 10,997,000 restricted shares of common stock outstanding, of which approximately 9,983,000 shares had been held for more than one year and were eligible for resale pursuant to Rule 144 under the Securities Act. Although Rule 144, with certain exceptions, imposes restrictions on the number of shares which may be sold pursuant to that rule by a person during a three-month period, the sale of a significant number of the shares eligible for resale under Rule 144 could adversely affect the market for our Common Stock

We Have A Substantial Number of Options and Warrants Outstanding.

   As of March 31, 1999, we had outstanding options and warrants to purchase an aggregate of 5,135,284 shares of Common Stock at prices ranging from $.50 to $2.50 per share. To the extent that options and/or warrants are exercised, the interests of our shareholders will be diluted. The terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of such options and warrants can exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in those options and warrants.

We Have Not Paid Dividends.

   We have not paid any cash dividends, nor do we contemplate or anticipate paying dividends upon our Common Stock in the foreseeable future.

Delisted Common Stock.

   In February 1999, our common stock was delisted from the NASDAQ Small Cap Market for failure to meet the continued listing requirements. Our common stock currently is traded on the OTC Bulletin Board.

              HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

   Our net proceeds from the sale of all of the shares of common stock we are offering are estimated to be about $2,337,000, after deducting the soliciting agent fee and other estimated offering expenses. If only Sagaponack purchases shares pursuant to this offering, our net proceeds will be about $930,000.

   We have agreed to use at least $750,000 of the net proceeds to reduce our $3.25 million loan from BankBoston. We expect to use the remaining net proceeds for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary businesses or technologies; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock is traded on the OTC Bulletin Board under the symbol "USTX". After the close of business on February 19, 1999, our common stock was delisted from the Nasdaq SmallCap Market because we did not meet its continued listing requirements. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported by Nasdaq.

                                                                   High    Low
                                                                  ------- ------
1997 Fiscal Year (ended June 30, 1997)
  First Quarter..................................................   2 3/8  1 1/2
  Second Quarter.................................................  2 5/16    7/8
  Third Quarter..................................................   2 1/8    7/8
  Fourth Quarter.................................................   2 1/8 1 5/16

1998 Fiscal Year (ended June 30, 1998)
  First Quarter.................................................. 1 15/16  15/16
  Second Quarter.................................................  1 5/16 1 1/18
  Third Quarter.................................................. 2 13/16  1 1/4
  Fourth Quarter.................................................  2 9/16  1 1/2

1999 Fiscal Year (ending June 30, 1999)
  First Quarter..................................................  1 9/32    7/8
  Second Quarter.................................................   1 1/2  15/32
  Third Quarter..................................................
  Fourth Quarter ((through April   , 1999).......................

   On April   , 1999, the last reported sale price of our common stock on the
OTC Bulletin Board was $    per share. As of March 31, 1999 we estimate that
there were approximately 400 holders of record and 1,800 beneficial owners of the common stock.

                                DIVIDEND POLICY

   We have not paid and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for use in the operation and expansion of our business. In addition, the terms of our bank loan and our securities purchase agreement with Sagaponack restrict our ability to pay dividends on our common stock.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1998 on an actual basis and as adjusted to reflect our sale of all shares of common stock being offered in this rights offering and the application of the net proceeds as set forth in "Use of Proceeds". The capitalization information set forth in the table below assumes that shareholders subscribe for all rights to purchase shares of common stock. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto beginning on page F-1 of this prospectus. The table should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                 December 31, 1998
                                                      Pro Forma
                                        Historical   Adjustments     Pro Forma
                                        -----------  -----------    -----------
Current portion of long-term debt.....  $ 1,000,000     125,000 (1) $ 1,125,000
                                        ===========                 ===========
Long-term debt, less current portion..  $ 2,250,000    (875,000)(1) $ 1,375,000
Preferred Stock.......................    9,717,000                   9,717,000
Common Stock, no par value.
 Authorized--40,000,000, issued and
 outstanding--actual, 19,879,243, pro
 forma--29,820,867....................   12,826,000   2,337,000 (3)  15,163,000
Additional paid-in capital............      875,000                     875,000
Accumulated deficit...................  (18,421,000)                (18,421,000)
Total shareholders' equity............    4,997,000                   7,334,000
                                        -----------                 -----------
Total capitalization..................  $ 8,247,000                 $ 9,834,000
                                        ===========                 ===========

--------
(1) Effective March 1999, the Company and BankBoston have agreed to amend the payment terms of the BankBoston loan.
(2) The Company has agreed to use at least $750,000 as the net proceeds to reduce the BankBoston loan.
(3) Represents the issuance of 9,941,624 shares of no par common stock at $.25 per share, net costs of issuance.

                                    DILUTION

   The net tangible book value of the Company at December 31, 1998 was approximately ($2,905,000), or ($.15) per share. The net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets, excluding goodwill, less total liabilities) by the number of shares outstanding. Without taking into account any changes in such net tangible book value after December 31, 1998, other than to give effect to the sale of all of the shares pursuant to this rights offering at a price of $0.25 per share, the net tangible book value of the Company as of December 31, 1998 would have been approximately $(544,000), or $(.03) per share. This represents an immediate increase in the net tangible book value of $.12 per share for each share of Common Stock outstanding prior to the completion of the rights offering and an immediate dilution of $0.28 per share for shares of Common Stock issued in the rights offering. Dilution is determined by subtracting the net tangible book value per share after the rights offering from the subscription price per share. The following table illustrates this per share dilution:

   Subscription price per share(1)...................................... $0.25
   Net tangible book value per share at December 31, 1998 ..............  (.15)
   Increase per share attributable to the exercise of the rights (2)....   .12
                                                                         =====
   Net tangible book value per share after the rights offering..........  (.03)
   Dilution per share for shares issued upon exercise of the rights..... $0.28

--------
(1) Prior to deducting expenses of the rights offering to be paid by the Company, which are estimated to be approximately $0.02 per share.

(2) Assumes that all rights are exercised.

(3) The above calculation of net book value per common shares excluded the effect of the liquidation preference of the Series A Preferred Stock. As of December 31, 1998, this amount totaled $15,600,000 or $.78 per common share.

                                THE RIGHTS OFFER

   We are issuing to our shareholders of record on April   , 1999 the right to
subscribe for up to 9,941,624 shares of our common stock for $0.25 per share. If you hold shares of common stock on that day, you will have the right to purchase one new share of our common stock for every two shares of common stock you hold. The right to purchase a fractional share will be rounded up to the next whole share. The rights offer will expire at 5:00 P.M. Los Angeles time on
May   , 1999. Rights may be exercised at any time prior to the expiration of the rights offer.

   In addition, if you fully exercise your right, you can also subscribe for additional shares which are not purchased by other shareholders. If shareholders subscribe for more shares than we are offering, subscriptions for additional shares will be satisfied in proportion to the number of shares owned by each shareholder who has subscribed for additional shares.

   The rights are evidenced by subscription certificates which are being sent to shareholders of record on the record date for the rights offer. The number of rights issued to each shareholder is stated on the subscription certificate. The method by which rights may be exercised and shares paid for is set forth below under "Method of Exercise of Rights" and "Payment for Shares."

Purposes of the Rights Offer.

   Our Board of Directors has determined that we need additional capital for working capital, to reduce our bank debt, and for possible acquisitions. We attempted to raise additional funds in a private offering of common stock and warrants in early 1999 but the private offering was unsuccessful. Sagaponack, which owns approximately 37% of our common stock, advised us that it was willing to contribute approximately $1,000,000 to us for shares of common stock. Our Board of Directors decided to make a rights offering in order that all shareholders could participate in the purchase of common stock if they desired to do so. In approving the rights offering, our Board of Directors considered the anticipated benefits and expense of the rights offer. The Board also considered the benefits and drawbacks of non-transferable versus transferable rights. Finally, the offer seeks to reward our shareholders by giving them the right to purchase additional shares at a price that may be below the market price of the shares without incurring any direct transaction costs.

Non-Transferability of the Rights.

   The rights are non-transferable and therefore may not be purchased or sold.

Subscription Agent.

   The Subscription Agent is U.S. Stock Transfer Company, 1745 Gardena Avenue, Suite 200, Glendale, California 91204-2991. The Subscription Agent will receive, for its administrative, processing, invoicing and other services as subscription agent, a fee estimated to be $10,000, plus reimbursement for its out-of-pocket expenses related to the rights offer. Signed subscription certificates must be sent, together with proper payment of the estimated total purchase price for the total number of shares subscribed for, to U.S. Stock Transfer Company by one of the methods described below. We will accept only subscription certificates actually received on a timely basis as follows:

     If by mail, overnight courier, or by hand:

     U.S. Stock Transfer Company
     1745 Gardena Avenue, Suite 200
     Glendale, California 91204-2991
     Attn: Richard Brown

     By facsimile (for Notice of Guaranteed Delivery only):

     (818) 502-0057 with the original Subscription Certificate to be sent to the above address
     Confirm facsimile by telephone: (818) 502-1404.

     Delivery to an address other than that above does not constitute good delivery.

Method of Exercising Rights

   Rights may be exercised by filling in and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment for the shares as described below under "Payment for Shares." Rights may also be exercised by contacting your broker, banker or trust company, which can arrange, on your behalf, to guarantee delivery of payment and a properly completed and executed subscription certificate. A fee may be charged by your broker, banker or trust company for this service. Completed subscription certificates must be received by the Subscription Agent at the address set forth above.

   Shareholders Who Are Record Owners. Shareholders who are record owners can choose between either option set forth under "Payment for Shares" below. If time is critical, option (2) will permit delivery of the Subscription Certificate and payment after the Expiration Date.

   Investors Whose Shares Are Held By A Nominee. Shareholders whose shares are held by a nominee, such as a broker or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the shareholder and arrange for proper payment by one of the methods set forth under "Payment for Shares" below.

   Nominees. Nominees who hold shares for the account of others should notify the beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the rights.

Foreign Restrictions

   Subscription certificates will not be mailed to shareholders on the record date for the rights offer whose record addresses are outside the United States (the United States includes its territories and possessions and the District of Columbia). Those rights will be held by the Subscription Agent for such foreign shareholders' accounts until instructions are received to exercise the rights. If no instructions are received prior to the expiration of the rights offer, such rights will expire.

Soliciting Agent.

   Any questions or requests for assistance concerning the method of subscribing for shares should be directed to Drake & Co. Inc., the Soliciting Agent for the rights offer, at its address and telephone number listed below:

                            Drake & Co. Inc.
                            7 Hanhover Square
                            New York, NY 10004
                            Attn: Brandon T. Hole
                            212-742-1500

   Shareholders may also contact their brokers or nominees for information with respect to the rights offer.

   Drake, as soliciting agent, will receive a commission of 5% of the gross proceeds from the rights offer other than any proceeds received from Sagaponack. Drake also will receive warrants to purchase 5% of the common stock purchased in this rights offer from shareholders other than
Sagaponack. The warrants will have an exercise price of $    per share and will
expire five years after issuance. Drake also will be reimbursed for its accountable expenses up to a maximum of $10,000.

Payment for Shares.

   If you elect to subscribe for shares, you can choose between the following methods of payment:

   (1) Shares may be subscribed for by delivering to the Subscription Agent the subscription certificate together with payment of the total purchase price for the shares you are subscribing for, including any oversubscription election you make. The subscription will be accepted when such payment, together with the properly completed and executed subscription certificate, is received by the Subscription Agent, provided that the subscription certificate and such payment are received by the Subscription Agent no later than 5:00 P.M., Los Angeles
time, on May   , 1999. The Subscription Agent will deposit all checks received by it for the purchase of shares in a segregated interest-bearing account (the interest from which will accrue to our benefit) pending proration and distribution of the shares. Payments pursuant to this method must be in U.S. dollars, must be by money order or check drawn on a bank located in the United States, must be payable to USTMAN Technologies, Inc., and must accompany a properly completed and executed subscription certificate for the subscription to be accepted. The Subscription Agent will not accept cash as a means of payment for shares.

   (2) Alternatively, a subscription will be accepted if, prior to 5:00 P.M.,
Los Angeles time, on May   , 1999, the Subscription Agent has received a
properly completed and executed notice of guaranteed delivery in the form accompanying this prospectus by facsimile or otherwise from a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, guaranteeing delivery of (i) payment of the full subscription price for the shares subscribed for, and (ii) a properly completed and executed subscription certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed subscription certificate, together with full payment, is received by the
Subscription Agent by the close of business on May   , 1999 [use the third
business day after the expiration date].

   Within eight business days following the expiration of the rights offer, a confirmation will be sent by the Subscription Agent to subscribing shareholders showing (i) the number of shares acquired; (ii) the subscription price and the total purchase price for such shares; and (iii) any excess payment to be refunded by us. Any excess payment refundable by us will be sent by the Subscription Agent as soon as practicable.

   Whichever of the two methods of payment described above is used, issuance and delivery of the shares subscribed for are subject to collection of checks or receipt of actual payment pursuant to a notice of guaranteed delivery.

   Shareholders will have no right to rescind their subscriptions after receipt of their payment for shares by the subscription agent.

Purchase and Sale of Rights.

   The rights are non-transferable and therefore may not be purchased or sold.

Delivery of Stock Certificates.

   Stock certificates for all shares purchased in the rights offer will be mailed as soon as practicable after full payment for the shares subscribed for has cleared and the shares have been allocated in the event of an oversubscription.

Certain Federal Income Tax Consequences.

   The federal income tax consequences to holders of the Common Stock with respect to the Offer generally will be as follows:

   The distribution of rights to shareholders on the record date for the rights offer will not result in taxable income to such shareholders. In addition, such shareholders will not realize taxable income as a result of the exercise of rights.

   The basis of a right distributed to a shareholder will be zero unless the shareholder elects (by filing a statement with his or her federal income tax return for the year in which the right is received) to allocate the basis of the common stock with respect to which the right is distributed between the right and the common stock, based on their respective fair market values on the date of distribution. The holding period of a right received by a shareholder includes the holding period of the common stock with respect to which the right is distributed.

   A right issued to a shareholder will be a capital asset in the hands of such shareholder if the common stock with respect to which the right was issued was a capital asset in the hands of such shareholder. If a right expires unexercised, no loss will be realized.

   If rights are exercised for shares, the basis of the shares received will include the basis allocated to the rights (if any) and the amount paid upon exercise of the rights. The holding period for shares acquired upon the exercise of rights begins on the date the rights are exercised.

   For back-up withholding purposes, we may be required to withhold 31%of reportable payments paid to certain non-corporate shareholders.

   The foregoing is only a summary of applicable federal income tax consequences and does not address any state or local tax consequences to holders of rights. Shareholders should consult their tax advisers concerning the tax consequences in their particular circumstances.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto beginning of page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21 of this prospectus. The consolidated statement of operations data for each of the two fiscal periods ended June 30, 1998 and 1997 and consolidated balance sheet data as of June 30, 1998 and 1997 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            Six months   Six months                Nine months
                              ended        ended      Year ended      ended
                           December 31,   December     June 30,     June 30,
                               1998       31, 1997       1998         1997
                           ------------  ----------  ------------  -----------
                            (Unaudited)  (Unaudited)
Statement of Operations
 Data
Net Sales................  $  3,174,000  $3,081,000  $  5,988,000  $ 2,325,000
Cost of Sales............     1,157,000   1,203,000     2,464,000      836,000
Selling, general and
 administrative..........     1,874,000   2,232,000     6,247,000    2,912,000
Interest expense, net of
 interest income.........     1,414,000     692,000     3,221,000      168,000
Write-off deferred debt
 cost....................     1,211,000         --            --           --
Write-off investment in
 Toxguard Systems, Inc...           --          --            --       384,000
Net loss before provision
 for income taxes........    (2,482,000) (1,046,000)   (5,944,000)  (1,975,000)
Provision for income
 taxes...................           --          --            --        (4,000)
Net loss.................    (2,482,000) (1,046,000)   (5,944,000)  (1,979,000)
Basic and diluted net
 loss per share..........          (.12)       (.05)         (.31)        (.17)

Balance Sheet Data:
Cash.....................  $     24,000              $    366,000  $   799,000
Total current assets.....     1,508,000                 1,374,000    1,879,000
Total assets.............     9,916,000                11,617,000   11,180,000
Current liabilities......     2,235,000                 2,010,000    1,998,000
Long-term liabilities....     2,684,000                10,219,000    6,857,000
Preferred stock..........     9,717,000                       --           --
Common stock.............    12,826,000                12,810,000   10,373,000
Additional paid-in
 capital.................       875,000                 2,517,000    1,947,000
Accumulated deficit......   (18,421,000)              (15,939,000)  (9,995,000)
Total equity.............     4,997,000                  (612,000)   2,325,000
Total liabilities and
 equity..................     9,916,000                11,617,000   11,180,000

                MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with financial statements and related notes included elsewhere in this prospectus. The results shown in this prospectus are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

   Except for historical information contained herein, the statements in this report are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, customers' strategies regarding the December 22, 1998 EPA compliance requirements, and market competition.

Results of Operations for the six months ended December 31, 1998 compared to the six months ended December 31, 1997

   The Company reported a net loss of $2,482,000 or $0.12 per share as compared to a net loss of $1,046,000 or $0.05 per share for the corresponding period of the prior year. The write off of deferred debt cost related to the Private Placement in the amount of $1,211,000 in the second quarter of the fiscal year significantly contributed to the year to date loss. The Company wrote off the deferred debt costs related to the Private Placement when the Investors agreed to convert the Private Placement Notes to Preferred Stock.

   Sales increased approximately 3% compared to prior year, this is a result of an increase in the customer base as the December 22 EPA deadline approached and increases in software and tank gauge sales. The increase in year to date sales is not as great as the quarterly results due primarily to the sale of Toxguard Fluid Technologies, Inc. ("Toxguard") which was divested as part of the Company's strategic plan in January 1998. The Company's strategic plan calls for it to reposition itself in pursuit of its most significant market opportunity, leak detection/monthly monitoring of underground storage tanks.

   General and administrative expenses decreased by 29%. This is a result of the elimination of expenses related to the merger of USTMAN Industries, Inc. and Watson General Corporation and the Advanced Tank Certification, Inc. acquisition. These expenses consisted primarily of fees for relocating offices, severance of terminated employees, exit costs, attorneys' fees, and accounting fees. All operations were integrated as of June 30, 1998 eliminating duplication of costs and resulting in more efficient operations.

Financial Condition and Liquidity.

   At December 31, 1998 the Company's current liabilities exceeded current assets by $727,000 compared to $636,000 at June 30, 1998. This is a result of the current portion of long term debt on the BankBoston term loan. The Company's business does not require material ongoing capital expenditures. The Company's management believes that it has adequate resources for the next twelve months of operations.

   In December 1998, Sagaponack agreed with the Company to convert all of its debt and accrued interest to Series A Preferred Stock ("Preferred Stock") effective July 1, 1998. The Preferred Stock will have an aggregate allocation amount (the "Allocation Amount") of $15,000,000 for the purposes of liquidation priority and dividends. The Preferred Stock will bear an annual 8% cumulative dividend if and when declared by the Board of Directors. The Allocation Amount will increase by the amount of any dividends not declared for payment by the Company. The Preferred Stock has no mandatory redemption or voting rights and is not convertible into Common Stock.

   In February 1999, the Company filed an amended September 30, 1998 Form 10-Q which gave affect to this transaction as of July 1, 1998. However, because the terms of the agreement were not finalized until December 1998, this treatment was incorrect. Accordingly, this amended filing restates the notes, interest and debt costs at their original amounts at September 30, 1998 and does not reflect the issuance of the preferred stock.

   The Company was not in compliance with the net tangible assets/market capitalization/net income requirement for continued listing on the Nasdaq SmallCap Market, and its common stock was delisted from trading on such market in February 1999. The common stock now trades on the OTC Bulletin Board.

The year ended June 30, 1998 compared to the period ended June 30, 1997

   The Company's operating results for the year ended June 30, 1998 included significant costs related to the restructuring and consolidation of the Watson, USTMAN Industries, Inc., and ATC organizations and the financing related to those transactions.

   The Company reported a net loss of $5,944,000 for the twelve months ended June 30, 1998 compared to $1,979,000 for the nine months ended June 30, 1997. This increase in net loss is due partially to the cost of moving and consolidating the operations of Watson General Corporation, Watson Systems, Inc., and ATC, to Lakewood, Colorado. These expenses totaled $736,000 as of June 30, 1998.

   Net sales for the twelve months ended June 30, 1998 were $5,988,000 an increase from $2,325,000 for the nine months ended June 30, 1997. The increase in revenues is partially attributable to the presentation of twelve months in the current year as opposed to nine months in the prior year. Additionally, the increase is due to the inclusion of twelve months of USTMAN revenue and six months of ATC revenue in the current year total revenue. There were no material price increases during the year. The Company's sales depend in part upon decisions of customers as to when to implement measures to meet compliance requirements and to more aggressively attempt to manage liquid petroleum inventory.

   Although the Company's gross margin decreased in the current fiscal year, this is due to $506,000 of amortization of proprietary software being included in cost of sales. This amortization relates to USTMAN software acquired in May 1997. Management does not expect any extraordinary amortization in subsequent years.

   Selling, general and administrative expenses increased to $6,247,000 in the fiscal year ended June 30, 1998 compared to $2,912,000 for the fiscal year ended June 30, 1997. The increase is in large part due to the twelve month presentation in the current year as opposed to the nine month presentation in the prior year. Additionally, general and administrative expenses increased because of the depreciation, amortization and option expenses discussed below. For the 1999 fiscal year, management expects general and administrative expenses to stabilize at a lower level than experienced in the 1998 fiscal year as a result of streamlining of operations.

   The Company's amortization expenses and depreciation increased to $1,149,000 in the 1998 fiscal year, up 220% from the year before. This increase is primarily due to expensing a full year of goodwill and proprietary software resulting from the USTMAN acquisition. The Company also experienced an increase in interest expense of 1,784% due to interest incurred on the Senior Subordinated Notes for an entire year along with approximately $1.6 million in interest expense as a result of failure to meet specific projections provided by the Company to investors (additional interest is payable in the form of warrants to investors) and interest on the $3.75 million BankBoston debt incurred in December 1997.

   During 1997, the Company issued warrants for 200,000 shares exercisable at $1.50 per share through March 1998. In March 1998, these options were modified to extend the exercise period through March 16, 1999 and to increase the exercise price to $1.75. As a result, the Company recognized operating expense of $222,000 representing the fair market value of these options at the time of the modification.

Financial Condition and Liquidity.

   The Bank Boston loan which the Company used to facilitate the ATC acquisition, to pay existing debt, and for working capital purposes bears interest at the BankBoston Base Rate plus 2-1/2% (11% at June 30, 1998). Repayment of the loan began March 31, 1998 and continues in quarterly installments until December 31, 2000 when the remaining principal is due. In March 1999, BankBoston and the Company agreed to amend the loan repayment schedule. After this amendment, quarterly payments will continue until December 31, 2001, when the remaining principal is due. The bank loan is secured by substantially all of the assets of the Company. The agreement contains financial covenants as well as restrictive covenants and other obligations of the Company. If the Company fails to meet the covenants, the unpaid principal and accrued interest will become immediately due. The Company received a waiver from the bank for covenant violations at June 30, 1998. In October 1998, the Company and BankBoston agreed to amend the terms of the agreement and reduced the covenant requirements for the upcoming three quarters beginning on September 30, 1998. In April 1999, the loan agreement was further amended. Management believes the Company's operations for the fiscal year 1999 will be sufficient to enable the Company to be in compliance with the amended covenants for the remaining periods of fiscal year 1999.

                                    BUSINESS

   USTMAN is a worldwide environmental software and services company primarily engaged in providing statistical inventory reconciliation ("SIR") leak detection. We provide these services to owners and operators of underground storage tanks ("USTs"). The USTMAN SIR System is a proprietary software program designed to monitor USTs to detect leakage and assist with inventory management and regulatory compliance. We believe we hold a 50% share of the SIR leak detection market in the world. We believe that we are generally recognized as a leader in the industry. We sell related fuel management products, including in-tank, automatic tank gauges, network data gathering equipment and cathodic protection for USTs.

   We provide the majority of our services on a recurring monthly fee basis under annually renewable agreements. We currently have more than 70,000 USTs under contract. In addition, we license our SIR software to larger customers who perform SIR analysis internally and submit results to us for quality assurance and independent certification.

   We have more than 2,400 clients, including Amoco, BP Australia and BP New Zealand, Chevron, Hertz Rental Car Corporation, Convenient Food Mart, Ultramar Diamond Shamrock, Speedway LLC/Emco Marketing Co., Herndon Oil Co., Murphy Oil Co., Uni-Marts, Wesco, Kwik Trip, Tosco/Circle K and Shell Puerto Rico.

   The international market for UST monitoring presents an opportunity for growth as governments in Canada, Europe, Asia and Latin America begin to follow the lead of the United States with respect to environmental legislation. We believe we have secured an advantage over other SIR providers with respect to the penetration of international markets which will allow it to succeed in these markets.

   In May 1997, the Company, doing business as Watson General Corporation, a company engaged in SIR leak detection, acquired all of the outstanding capital stock of USTMAN Industries, Inc. In December 1997, we acquired all of the outstanding capital stock of Advanced Tank Certification, a company also engaged in SIR leak detection.

   We were incorporated in California in 1947. Our principal executive offices are located at 12265 W. Bayaud Avenue, Suite 110, Lakewood, Colorado 80228 and our telephone number is 1-800-253-8054.

Industry Background.

   Adoption of Environmental Protection Agency Regulations. There have been over 330,000 known leaks from substandard USTs during the past ten years. Many of the leaks have caused serious environmental damage and health risks, including contaminated water supplies. The Environmental Protection Agency passed regulations which required monthly leak detection for most tanks and their underground pipes by December 22, 1998.

   There were approximately 2,750,000 USTs in the United States in 1988. Today, that number has dropped to approximately 1,200,000 due to the phase-out of older USTs. We believe that approximately 300,000 USTs still do not comply with the Environmental Protection Agency regulations for monthly monitoring.

   Monthly Leak Detection Methods. There are five approved monthly monitoring methods for USTs:

   1. Automatic tank gauges: they measure the product level and temperature inside a UST continuously and automatically analyze and record data. The test usually requires approximately three to eight hours to perform each month. During the test, the tank cannot be used by the owner.

   2. Secondary containment with interstitial monitoring: this detects leaks in the space between the UST and a second barrier. The barrier holds any leak in the space between the tank and the barrier until monitors detect the leak. The monitors can be a simple dipstick or a sophisticated automated system. The monitor must be checked at least every 30 days. Secondary containment requires a significant up-front capital investment in addition to ongoing maintenance costs.

   3. Vapor monitoring: this tests the soil around the tank for fumes caused by leaking petroleum. Permanent holes must be drilled near the tank. In addition, the owner must permanently install special equipment to analyze the soil or hire a third party to provide monitoring services. Vapor monitoring is not permitted in all states and can be used only for certain soil.

   4. Groundwater monitoring: this tests the groundwater near the tank for any liquids leaked by the tank. A well must be drilled close to the tank to monitor the groundwater. This method can be used only in certain locations.

   5. SIR: this uses sophisticated computer software to analyze inventory, temperature, delivery and dispensing data, and other variables over a period of time to determine whether a tank has a loss trend. At the end of each operating day, product level is measured either manually or automatically. This data, and any delivery and withdrawal information, is sent to a certified SIR vendor for analysis. SIR has few product or site restrictions, tests the entire UST system (including piping and dispensers), and requires no up-front capital investment.

The USTMAN Advantage

   We believe that SIR is the most practical and cost-effective leak detection method to meet the Environmental Protection Agency regulatory requirements for the following reasons:

  * traditional tank tightness testing does not meet the new regulatory leak detection compliance requirements since it is too expensive to perform monthly;

  * many automatic tank gauges require a significant up-front capital investment and require annual maintenance and servicing costs;

  * secondary containment with interstitial monitoring requires a significant up-front capital investment; and

  * groundwater and soil monitoring are significantly restricted by soil composition and groundwater levels. In addition, one or more holes or wells must be drilled near the USTs. These methods also require the purchase of expensive monitoring equipment or hiring independent contracted services.

   SIR, on the other hand, (a) meets the compliance requirement with no up-front capital investment and a low monthly fee per tank; (b) requires no maintenance downtime or costs; and (c) provides valuable management and inventory control information.

   We believe that we are the world's leading provider of SIR based upon the number of USTs monitored. In addition, we believe we are well-positioned to capture a significant share of the USTs which currently are not being tested for leaks, or which are using tank tightness testing, because of the following:

  * we are the only SIR provider with a national sales force and infrastructure in place;

  * we offer a wide range of integrated, cost-effective products and services for leak detection, remote monitoring, automated information delivery and inventory management;

  * we have an established reputation for quality, consistency, reliability and innovation;

  * we are recognized by regulatory agencies as a leading SIR provider and SIR expert;

  * we have the largest number of trained analysts; and

  * we believe we are currently the only SIR provider to require a quality control program.

Products and Services

   USTMAN SIR Monthly Monitoring: Remote leak detection/inventory management for UST owners through the use of proprietary, certified SIR software. The monthly fee for the USTMAN SIR service includes

(i) Environmental Protection Agency leak detection compliance for tanks and lines, (ii) monthly statistical analysis of inventory, (iii) monthly compliance reports, (iv) monthly inventory management analysis,
(v) consultation regarding UST regulations and leak detection compliance, (vi) service guarantee, (vii) false alarm guarantee, (viii) on-site training, and
(ix) the backing of our services by errors and omissions insurance.

   Extreme: Regulatory compliance software for larger customers. The software is installed at the customer's home office and automatically generates custom reports for each UST in the system. Extreme acts as an extension of an inventory control system. The Extreme package is sold for an up-front fee plus a monthly monitoring fee.

   Extreme Fuel Manager: Our automatic tank gauge. It continuously monitors the level of liquids in USTs using ultrasonic technology rather than traditional techniques. We believe it is at least as accurate as traditional gauges, yet it is priced at about half the price of competing gauges.

   TankTrax: This software application allows customers to enter their tank data directly into a personal computer. The data can be reviewed and reports printed before the data is sent electronically to USTMAN for analysis.

   SirSend: A telephone-controlled, data entry product which allows 24 hour direct access to the customer's home office. The technology enables customers to transmit stick level readings, delivery volume and sales readings with the simplicity of a phone call.

   Cathodic Protection: A direct electrical current is applied to the soil near the UST to prevent corrosion. We do not perform these services ourselves. Instead we enter into joint ventures with regional providers of cathodic protection, then offer the service to our existing customers for an additional fee.

Research and Development

   We support a research and software development team of eight full-time individuals and three independent (PhDs) contractors. The team's responsibilities include:

      software installations and interfacing,

      SIR software upgrades and gauge software development,

      customer service requests and internal requirements.

   We believe we have an excellent research and development team within the SIR industry in terms of expertise, experience, size and budget.

Sales and Marketing

   Our marketing strategy is to convince owners and operators of USTs that (i) SIR is the most cost-effective and reliable, leak detection system available, and (ii) our technology, experience, and market leadership make us a premier SIR provider. Our marketing plan incorporates the following objectives:

      Reinforce the market understanding that SIR is the most cost-effective and convenient monthly monitoring method.

      Enhance our position of leadership within the environmental services industry and promote our technical expertise.

      Integrate our product line into a cohesive package of value-added products and services including products which fully automate the SIR monitoring process to eliminate the human error risk while simultaneously making compliance even more cost-effective and convenient.

   Our sales strategy is threefold. First, we concentrate our sales and marketing efforts through a direct in-house sales force domestically, and with relationships with outside distributors and affiliates internationally. Second, we promote our brand name awareness through national trade magazine advertising, sponsorship by industry associations, and public speaking opportunities. Third, we continue to identify related value-added products to increase our sales to each customer.

Sales and marketing efforts in the United States are concentrated in three levels of activity:

      Sales to the major oil companies and large convenience store chains are made through a national accounts manager with support from all levels of our organization.

      Sales to medium size dealers, medium size convenience store chains and governmental agencies are made through our territory managers stationed strategically throughout the United States.

      Sales are made to other owners of USTs are sold through our telemarketing department.

   Each level of sales is supported through trade publications, advertising, direct mail and strategic trade show attendance. In addition, independent sales representatives are also used to support our sales and marketing effort.

   We utilize distributors and affiliates to generate sales outside the United States. We seek to find an organization with an established industry presence to provide sales leads and technical demonstrations. We offer the organization the opportunity to purchase a product license, share revenues and receive ongoing quality control and sales support from our staff. We have entered into license agreements with such organizations in Canada and Australia/New Zealand.

Competition.

   Our business is intensely competitive. We compete with other SIR service providers as well as with providers of other methods of leak detection. Many of our competitors have greater financial resources than us. We believe that cost and the ability to satisfy regulatory requirements are the key factors influencing sales.

Government Regulation.

   Compliance with federal, state and local regulations has not had a material effect on our capital expenditures, operations or competitive position. However, environmental regulations relating to leak detection for underground storage tank systems can affect the need for our services and products.

Trademarks.

   We are the holder of United States trademarks, registration numbers 1,719,061; 1,730,019; 1,731,948; 2,163,138; and 1,790,965 which relate to the names USTMAN SIR SYSTEM, USTMAN INDUSTRIES, INC., USTMAN INDUSTRIES, INC. & Design, EXTREME & Design, and SIRAS, respectively. In addition, we have rights in numerous unregistered trademarks which we use in interstate commerce and which are subject only to common law protection

Employees.

   On March 25, 1999, we employed a total of 51 persons, 49 of whom were full time employees.

Facilities.

   We operate out of leased office space located at 12265 W. Bayaud Avenue Lakewood, Colorado, where we occupy approximately 7,080 square feet under a lease expiring December 31, 2001. Monthly payments under the lease are $9,440.00 and escalate during the term of the lease.

Legal Proceedings

   There are no pending or asserted legal proceedings against us which we expect to have a material adverse effect on us or our business operations.

                              RECENT DEVELOPMENTS

Recent Agreements

   In August 1998 we entered into agreements with BP Australia and BP New Zealand to provide leak detection services for 1,500 locations having a total of 6,000 USTs. The contracts also give us a significant foothold in a region estimated to have over 100,000 underground storage tanks. SIR gross revenues of the Company are expected to increase approximately 10% during the first year of the contract and an additional 5% during the second year.

Issuance of Preferred Stock for Certain Debt and Rights

   In December 1998, we agreed to issue Series A Preferred Stock to Sagaponack Partners and its affiliated Sagaponack International Partners in exchange for
(i) $7,000,000 face amount of debt, (ii) accrued interest on the debt of $3,164,000 (including interest payable as warrants), and (iii) the cancellation of certain rights of Sagaponack. which would have increased the total value of cash and securities payable to them by us within the next three years to nearly $20,000,000. Sagaponack received preferred stock with a face amount equal to $9,717,000. However, the preferred stock has an aggregate allocation amount for the purposes of liquidation priority and dividends initially equal to $15,000,000. The preferred stock bears an annual 8% cumulative dividend if and when declared by our Board of Directors. The allocation amount of the preferred stock will increase by the amount of any dividends not declared for payment by us. The preferred stock has no mandatory redemption or voting rights and is not convertible into common stock.

Delisting of Common Stock from Nasdaq SmallCap Market

   On February 19, 1999 our common stock was delisted from the Nasdaq SmallCap Market. Since then, our common stock has been traded on the OTC Bulletin Board.

Resignations

   As described under "Management," during 1999 two persons have resigned as directors of the Company due to other time commitments, and two other persons (who are married to each other) have resigned as officers of the Company.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the executive officers and directors of the Company and their ages and positions as of April 12, 1999.

   Name                Age                     Position
   ----                ---                     --------
   Dan R. Cook         49  Chief Executive Officer, President and Director
   Barry S. Rosenstein 40  Co-Chairman of the Board and Director
   Marc A. Weisman     46  Co-Chairman of the Board and Director

   DAN R. COOK has served as a Director of the Company since May 1997. Mr. Cook was appointed President of the Company in May 1997. Mr. Cook served as Chief Operating Officer of USTMAN Industries from 1992 until it was merged into the Company in May 1997, and additionally served as its President from January 1994 until its merger into the Company. Mr. Cook is also a certified public accountant.

   BARRY S. ROSENSTEIN has served as a Director of the Company since May 1997. Mr. Rosenstein is a co-founder and Managing Partner of Sagaponack Partners, L.P. and Sagaponack International Partners, L.P. Prior thereto, Mr. Rosenstein founded and for the four years prior headed Genesis Merchant Group Securities' Investment and Merchant Banking Group. Prior to his association with Genesis, Mr. Rosenstein formed and acted as managing partner of Reatta Partners, a transaction-specific investment partnership. Prior to Reatta, Mr. Rosenstein was a principal in charge of corporate takeovers with Plaza Securities Corporation. Mr. Rosenstein began his career as an investment banker primarily specializing in mergers and acquisitions with Merrill Lynch in New York.. He received his M.B.A. from the University of Pennsylvania's Wharton School of Business and his B.S. from Lehigh University. Mr. Rosenstein is also a certified public accountant. Mr. Rosenstein also serves on the Board of Directors of Waterworks; Tuneup Masters, Inc.; TestAmerica, Inc.; and Marisa Christina, Inc.

   MARC A. WEISMAN has served as a Director of the Company since May 1997. Mr. Weisman is a co-founder and Managing Partner of Sagaponack Partners, L.P. and Sagaponack International Partners, L.P. From January 1996 to August 1996, Mr. Weisman served as Director in the Principal Transactions Group at CS First Boston where he ran the High Yield Real Estate Finance Division. From 1988 to 1996, Mr. Weisman was Chief Financial Officer and Executive Vice President of the Adco Group, a privately held real estate and financial services company. Mr. Weisman is currently a director of Product Resources, Inc.; Tuneup Masters, Inc.; TestAmerica, Inc.; and Superior Bank FSB.

   Donald Philips resigned as a director of the Company effective March 5, 1999 due to other commitments, and Ronald G. Crane resigned as a director of the Company effective April 8, 1999 due to other commitments. No person has been
elected or nominated to replace Mr. Philips or Mr. Crane as of April   , 1999.

   In January 1999, Erica Bengtson resigned from the Company, where she had served as Chief Operating Officer. In April 1999, her husband, David Booth, also resigned from the Company, where he had served as a Vice President.

Executive Compensation

   Summary Compensation Table. The following table sets forth information concerning compensation provided to each officer or employee whose total annual salary and bonus exceeded $100,000.00.

             Name and        Fiscal           All Other
        Principal Position    Year   Salary  Compensation
        ------------------   ------ -------- ------------
        Dan R. Cook(1)
         President and CEO    1998  $130,000
                              1997       --
                              1996       --

--------
(1) Mr. Cook did not become an officer or employee of the Company until May 1997. Mr. Cook did not receive or exercise any options to purchase Common Stock during the fiscal year ended June 30, 1998. Mr. Cook did not receive any long-term incentive award during the fiscal year ended June 30, 1998. Mr. Cook received no other compensation during the fiscal year ended June 30, 1998.

   Option Grants In Last Fiscal Year. Shown below is information concerning grants of options by the Company to the Named Executive Officers during the fiscal year ended June 30, 1998:

                      Number of    % of Total
                      Securities  Options/SARs
                      Underlying   Granted to
                     Options/SARs Employees in Exercise or Expiration
        Name           Granted    Fiscal Year  Base Price     Date
        ----         ------------ ------------ ----------- ----------
        Dan R. Cook    600,000         55%        $1.00     4/30/01-
                                                            4/30/04(1)

--------
(1) The options vest as to 150,000 shares on each of April 30, 1998, 1999, 2000, and 2001 and expire three years from vesting.

   Aggregate Options Exercised In Last Fiscal Year and Year-End Option
Value. There were no options exercised during the fiscal year ended June 30, 1998, and all options held by Named Executive Officers at June 30, 1998 had no value.

                          DESCRIPTION OF CAPITAL STOCK

General.

   The authorized capital stock of the Company currently consists of 40,000,000 shares of Common Stock; 1,000,000 shares of Preferred Stock; 15,000,000 shares of Class A Voting common Stock; and 15,000,000 shares of Class B Non-Voting Common Stock. None of the Company's classes of capital stock have any par value.

Common Stock.

   Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, except in connection with the election of directors. As required by California law, holders of Common Stock have cumulative voting rights in the election of directors, permitting each holder to cast such number of votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected. The holder may cast the whole number of such votes for one nominee for director or may distribute votes among two or more nominees.

   Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. The Company has never declared a cash dividend on its Common Stock.

Class A Voting Common Stock and Class B Non-Voting Common Stock.

   There are no shares outstanding of Class A Voting Common Stock or Class B Non-Voting Common Stock. Shares of Class A Voting Common Stock are entitled to the same voting rights as Common Stock, but would not participate in distributions or dividends. Shares of Class B Common Stock are not entitled to any voting rights but have the same distribution or dividend rights as Common Stock. One share of Class A Common Stock and one share of Class B Common Stock have, in the aggregate, the same voting rights and rights to distributions and dividends as one share of Common Stock.

Preferred Stock.

   The Company has issued 9,717 shares of Series A Preferred Stock to Sagaponack with a face amount equal to $9,717,000. However, the preferred stock has an aggregate allocation amount for the purposes of liquidation priority and dividends initially equal to $15,000,000. The preferred stock bears an annual 8% cumulative dividend if and when declared by our Board of Directors. The allocation amount of the preferred stock will increase by the amount of any dividends not declared for payment by us. The preferred stock has no mandatory redemption or voting rights and is not convertible into common stock.

   No other shares of Preferred Stock are outstanding at this time, and there are no current plans to issue any additional shares of Preferred Stock except as described below. The Board of Directors of the Company has the authority, without shareholder approval, to determine the rights, preferences and privileges of any class of Preferred Stock to be issued by the Company.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of as of March 31, 1999 by (i) each person who we know owns beneficially more than 5% of the common stock; (ii) each of our directors, our Chief Executive Officer, and (iii) all of our directors and executive officers as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                     Number of
                                                       Shares      Percent of
                                                    Beneficially   Outstanding
Name                                                   Owned         Shares
----                                                ------------   -----------
Sagaponack Partners, L.P...........................  7,344,520(1)     36.9%
170 Columbus Ave., 5th Floor
San Francisco, CA 94133

Dan R. Cook........................................    150,000(1)      0.8%
12265 W. Bayaud Ave., #110
Lakewood, CO 80228

Ronald G. Crane....................................  1,101,500(2)      5.6%
12265 W. Bayaud Ave, #110
Lakewood, CO 80228

Barry S. Rosenstein................................  7,344,520(3)     36.9%
170 Columbus Ave., 5th Floor.
San Francisco, CA 94133

Marc A. Weisman....................................  7,344,520(3)     36.9%
645 Fifth Ave., 8th Floor
New York, NY 10022

All current executive officers and directors as a
 group (5 persons).................................  9,401,214(4)     45.3%

--------
(1) Includes options granted by the Company to purchase up to 150,000 shares of Common Stock which are exercisable within 60 days.

(2) Includes options granted by the Company to purchase up to 700,000 shares of Common Stock which are exercisable within 60 days.

(3) Includes 7,344,520 shares of Common Stock owned by Sagaponack Partners, L.P. which are indirectly beneficially owned by Messrs. Rosenstein and Weisman as managing members of RSP Capital, L.L.C. which is the general partner of Sagaponack Partners, L.P. Does not include 2,625,432 warrants to purchase shares of Common Stock which are exercisable at the times and prices, and to the extent, that other options and warrants of the Company are exercised after May 22, 1997 in order to maintain Sagaponack Partners, L.P.'s percent ownership of the outstanding Common Stock of the Company.

(4) Includes options granted by the Company to purchase an aggregate of 880,000 shares of Common Stock which are exercisable within 60 days. In addition, see note (3) above.

             INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROLLING
                   PERSONS AGAINST SECURITIES ACT LIABILITIES

   Section 317 of the California Corporations Code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, the Company is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the sale of the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

   The validity of the securities offered hereby has been passed upon for the Company by Case, Knowlson, Burnett & Wright LLP, Los Angeles, California

                                    EXPERTS

   The consolidated financial statements of the Company at June 30, 1998 and 1997, and for year ended June 30, 1998 and the nine months ended June 30, 1997, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., 20549), New York, New York (Seven World Trade Center, 13th Floor, Suite 1300, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661). You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

   This Prospectus is part of a registration statement (on Form S-3) we have filed with the SEC relating to our common stock registered under this Prospectus. As permitted by SEC rules, this Prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our Common Stock. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

   You may obtain a copy of these filings at no cost by writing to us at USTMAN Technologies, Inc., 12265 W. Bayaud Avenue, Suite 110, Lakewood, Colorado 80228, Attention: Heather Murphy, or by telephoning us at 800-253-8054. In order to obtain timely delivery, you must request the information no later than five business days prior to the deadline for the rights offering.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Shareholders' Equity (Deficit).................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                         Report of Independent Auditors

Board of Directors and Shareholders
USTMAN Technologies, Inc.

   We have audited the accompanying consolidated balance sheets of USTMAN Technologies, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended June 30, 1998 and the nine months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USTMAN Technologies, Inc. at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for the year ended June 30, 1998 and the nine months ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Denver, Colorado
October 9, 1998

                           USTMAN Technologies, Inc.

                           Consolidated Balance Sheet

                                                June 30            December 31
                                            1998         1997          1998
                                        ------------  -----------  ------------
                                                                    (unaudited)
Assets
Current Assets:
  Cash................................  $    366,000  $   799,000  $     24,000
  Accounts receivable (less allowance
   for doubtful accounts of $89,000 in
   1997, $195,000 in 1998 and $195,000
   at December 31, 1998)..............       826,000      662,000     1,193,000
  Inventory...........................       112,000      188,000       166,000
  Prepaid expenses and other current
   assets.............................        70,000      230,000       125,000
                                        ------------  -----------  ------------
Total current assets..................     1,374,000    1,879,000     1,508,000
Furniture and equipment:
  Machinery and equipment.............        76,000      686,000        76,000
  Computers and equipment.............       783,000      749,000       866,000
  Furniture and fixtures..............        88,000      219,000        88,000
  Automobiles and trucks..............           --       100,000           --
  Leasehold improvements..............         4,000        5,000         4,000
                                        ------------  -----------  ------------
                                             951,000    1,759,000     1,034,000
  Accumulated depreciation............       407,000    1,004,000       528,000
                                        ------------  -----------  ------------
                                             544,000      755,000       506,000
Intangible assets (less accumulated
 amortization of $377,000 in 1997,
 $1,351,000 in 1998 and $1,444,000 at
 December 31, 1998)...................     9,699,000    8,546,000     7,902,000
                                        ------------  -----------  ------------
Total assets..........................  $ 11,617,000  $11,180,000  $  9,916,000
                                        ============  ===========  ============
Liabilities and shareholders' equity
 (deficit)
Current liabilities:
  Accounts payable....................  $    327,000  $   264,000  $    292,000
  Accrued expenses:
    Salaries and wages................        58,000      224,000        72,000
    Other.............................       620,000      280,000       716,000
  Deferred revenue....................       130,000      147,000       155,000
  Current portion of long-term debt...       875,000    1,083,000     1,000,000
                                        ------------  -----------  ------------
Total current liabilities.............     2,010,000    1,998,000     2,235,000
Long-term debt, less current portion..     9,784,000    6,423,000     2,250,000
Deferred employee benefits............       435,000      434,000       434,000
Shareholders' equity (deficit)
  Preferred stock, no par value:
   Authorized shares-- 1,000,000,
   Issued and outstanding-- none in
   1997 and 1998, and 9,717 at
   December 31, 1998. Liquidation
   preference before payment to
   holders of common stock of
   $15,600,000........................           --           --      9,717,000
  Common stock, no par value:
    Authorized shares-- 40,000,000
    Issued and outstanding shares--
     18,344,633 in 1997, 19,855,243 in
     1998 and 19,879,243 at December
     31, 1998.........................    12,810,000   10,373,000    12,826,000
  Class A common stock, no par value:
    Authorized shares--15,000,000,
    Issued and outstanding--none......           --           --            --
  Class B common stock, no par value:
    Authorized shares--15,000,000,
    Issued and outstanding, none......           --           --            --
    Additional paid-in capital........     2,517,000    1,947,000       875,000
    Accumulated deficit...............   (15,939,000)  (9,995,000)  (18,421,000)
                                        ------------  -----------  ------------
Total shareholders' equity (deficit)..      (612,000)   2,325,000     4,997,000
                                        ------------  -----------  ------------
Total liabilities and shareholders'
 equity (deficit).....................  $ 11,617,000  $11,180,000  $  9,916,000
                                        ============  ===========  ============

See accompanying notes.

                           USTMAN Technologies, Inc.

                     Consolidated Statements of Operations

                                      Nine months
                         Year ended      ended
                           June 30      June 30    Six months ended December 31,
                            1998         1997           1998            1997
                         -----------  -----------  --------------- --------------
                                                    (unaudited)      (unaudited)
Net sales............... $ 5,988,000  $ 2,325,000  $    3,174,000  $    3,081,000
Cost of sales...........   2,464,000      836,000       1,157,000       1,203,000
                         -----------  -----------  --------------  --------------
Gross profit............   3,524,000    1,489,000       2,017,000       1,878,000

Selling, general and
 administrative.........   6,247,000    2,912,000       1,874,000       2,232,000
Write-off investment in
 Toxguard Systems,
 Inc....................         --       384,000             --              --
                         -----------  -----------  --------------  --------------
                          (2,723,000)  (1,807,000)        143,000       2,232,000

Other income (expense):
  Interest expense......  (3,240,000)    (172,000)     (1,415,000)       (701,000)
  Write-off deferred
   debt cost............         --           --       (1,211,000)            --
  Interest income.......      19,000        4,000           1,000           9,000
                         -----------  -----------  --------------  --------------
                          (3,221,000)    (168,000)     (2,625,000)       (692,000)
                         -----------  -----------  --------------  --------------
Net loss before
 provision for income
 taxes..................  (5,944,000)  (1,975,000)     (2,482,000)     (1,046,000)
Provision for income
 taxes..................         --        (4,000)            --              --
                         -----------  -----------  --------------  --------------
Net loss................ $(5,944,000) $(1,979,000) $   (2,482,000) $   (1,046,000)
                         ===========  ===========  ==============  ==============
Basic and diluted net
 loss per share......... $      (.31) $      (.17) $         (.12) $         (.05)
                         ===========  ===========  ==============  ==============



See accompanying notes.

                           USTMAN Technologies, Inc.

            Consolidated Statement of Shareholders' Equity (Deficit)

                           Preferred Stock       Common Stock       Additional
                           ---------------- ----------------------   Paid-in    Accumulated
                           Share   Amount     Shares     Amount      Capital      Deficit        Total
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Shareholders' Equity
Balance at September 30,
 1996....................    --  $      --  10,487,401 $ 9,100,000 $    653,000 $ (8,016,000) $ 1,737,000
 Common stock issued in
  exchange for shares of
  EnvirAlert, Inc........    --         --       4,379      12,000          --           --        12,000
 Common stock and options
  issued in connection
  with the private
  placement to the
  Investors..............    --         --   7,337,853     713,000    1,294,000          --     2,007,000
 Common stock issued in
  connection with private
  placements.............    --         --     465,000     455,000          --           --       455,000
 Common stock issued for
  settlement of lawsuit..    --         --      50,000      93,000          --           --        93,000
 Net loss................    --         --         --          --           --    (1,979,000)  (1,979,000)
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Balance at June 30,
 1997....................    --         --  18,344,633  10,373,000    1,947,000   (9,995,000)   2,325,000
 Common stock issued for
  settlement of
  employment agreement...    --         --      16,667      27,000          --           --        27,000
 Common stock and options
  issued in connection
  with Advanced Tank
  Certification, Inc.
  acquisition............    --         --     775,194   1,116,000          --           --     1,116,000
 Options exercised for
  common stock...........    --         --     718,749   1,294,000  (1,294,000)          --           --
 Options modified to
  extend exercise date
  and increase exercise
  price..................    --         --         --          --       222,000          --       222,000
 Warrants to be issued
  under the terms of the
  Senior Subordinated
  Note agreement.........    --         --         --          --     1,642,000          --     1,642,000
 Net loss................    --         --         --          --           --    (5,944,000)  (5,944,000)
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Balance at June 30,
 1998....................    --         --  19,855,243  12,810,000    2,517,000  (15,939,000)    (612,000)
 Common stock issued for
  settlement of lawsuit
  (unaudited)............    --         --      24,000      16,000          --           --        16,000
 Warrants to be issued
  under the terms of the
  Senior Subordinated
  Note agreement
  (unaudited)............    --         --         --          --       598,000          --       598,000
 Convert Senior
  Subordinated Notes to
  preferred stock
  (unaudited)............  9,717  9,717,000        --          --   (2,240,000)          --     7,477,000
 Net loss (unaudited)....               --         --          --           --    (2,482,000)  (2,482,000)
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Balance at December 31,
 1998 (unaudited)........  9,717 $9,717,000 19,879,243 $12,826,000 $    875,000 $(18,421,000) $ 4,997,000
                           ===== ========== ========== =========== ============ ============  ===========

See accompanying notes.

                           USTMAN Technologies, Inc.

                      Consolidated Statement of Cash Flows

                                       Nine months
                          Year ended      ended
                            June 30      June 30    Six months ended December 31,
                             1998         1997           1998            1997
                          -----------  -----------  --------------  --------------
                                                     (unaudited)     (unaudited)
Operating Activities
Net loss................  $(5,944,000) $(1,979,000) $   (2,482,000) $   (1,046,000)
Adjustments to reconcile
 net loss to net cash
 (used in) provided by
 operating activities:
  Depreciation..........      285,000      166,000         123,000         122,000
  Amortization of
   intangible assets....      864,000      193,000         510,000         364,000
  Amortization included
   in interest expense..      555,000       29,000         245,000         173,000
  Warrants to be issued
   under Senior
   Subordinated Note
   agreement............    1,642,000          --          598,000             --
  Gain on sale of
   property held for
   sale.................          --      (363,000)            --              --
  Write-off of
   investment in
   Toxguard Systems,
   Inc..................          --       293,000             --              --
  Write off of
   intangible assets,
   net..................      656,000          --        1,211,000             --
  Issuance of common
   stock and stock
   options..............      249,000          --              --           27,000
  Interest converted to
   long-term debt.......      741,000       76,000         360,000         358,000
  Issuance of common
   stock to settle
   lawsuit..............          --        93,000          16,000             --
  Gain on sale of
   Toxguard Fluid
   Technologies, Inc....      (28,000)         --              --              --
  Loss on sale of
   equipment............      260,000        6,000             --              --
  Net changes in
   operating assets and
   liabilities..........      526,000      238,000        (439,000)       (377,000)
                          -----------  -----------  --------------  --------------
Net cash (used in)
 provided by operating
 activities.............     (194,000)  (1,248,000)        142,000        (379,000)
Investing Activities
Purchase of furniture
 and equipment..........     (286,000)     (27,000)        (85,000)        (79,000)
Proceeds from the sale
 of equipment...........      101,000          --              --              --
Proceeds from sale of
 property held for
 sale...................          --       315,000             --              --
Acquisition of USTMAN
 Industries, Inc., net
 of cash acquired.......          --    (5,247,000)            --              --
Acquisition of Advanced
 Tank Certification,
 Inc., net of cash
 acquired...............   (2,311,000)         --              --       (2,190,000)
Sale of Toxguard Fluid
 Technologies, Inc., net
 of cash sold...........      123,000          --              --              --
                          -----------  -----------  --------------  --------------
Net cash used in
 investing activities...   (2,373,000)  (4,959,000)        (85,000)     (2,269,000)
Financing Activities
Increase in deferred
 debt issuance cost.....          --           --          (24,000)        (58,000)
Proceeds from the
 issuance of common
 stock..................          --       455,000             --              --
Proceeds from the
 issuance of long-term
 debt, net..............    3,683,000    6,724,000             --        4,143,000
Principal payments on
 long term debt.........   (1,549,000)    (413,000)       (375,000)     (1,424,000)
                          -----------  -----------  --------------  --------------
Net cash provided by
 financing activities...    2,134,000    6,766,000        (399,000)     (2,661,000)
                          -----------  -----------  --------------  --------------
(Decrease) Increase in
 cash and cash
 equivalents............     (433,000)     559,000        (342,000)         13,000
Cash and cash
 equivalents and
 beginning of period....      799,000      240,000         366,000         799,000
                          -----------  -----------  --------------  --------------
Cash and cash
 equivalents and end of
 period.................  $   366,000  $   799,000  $       24,000  $      812,000
                          ===========  ===========  ==============  ==============

                           USTMAN Technologies, Inc.

              Notes to Condensed Consolidated Financial Statement

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)

1. Organization

   USTMAN Technologies, Inc. and subsidiaries (the "Company"), formerly Watson General Corporation ("Watson General"), provides environmental services to owners and operators of underground storage tanks in the United States and abroad. These products and services include statistical inventory reconciliation and other monitoring methods accepted by various regulatory authorities.

   The Company's consolidated operations for the year ended June 30, 1998, the nine months ended June 30, 1997, and the six month periods ended December 31, 1998 and 1997 were concentrated in a single business segment--the environmental services industry. There were no customers greater than 10% of sales for the year ended June 30, 1998, the nine months ended June 30, 1997, or the six month periods ended December 31, 1998 or December 31, 1997. Sales to customers outside the United States were immaterial during 1998 and 1997 but are anticipated by management to increase in the upcoming year.

   In fiscal 1997, the Company was a holding company which provided a variety of environmental services to owners of underground storage tanks through its subsidiaries, USTMAN Industries, Inc. ("USTMAN Industries"), Watson Systems, Inc. ("Watson Systems"), Toxguard Fluid Technologies, Inc. ("TFT"), EnvirAlert, Inc. ("EnvirAlert") and Toxguard Systems, Inc. ("Toxguard Systems"). The Company's services included leak detection, removal and installation of underground storage tanks and antifreeze recycling. The Company owned 87% of the outstanding preferred stock and 96% of the outstanding common stock of Toxguard Systems. The remaining subsidiaries were wholly owned by the Company.

   On August 27, 1997, Toxguard Systems voluntarily filed under Chapter 7 of the Bankruptcy Code. As of June 30, 1997, the Company wrote off its net investment and net goodwill in Toxguard Systems of $293,000 and $91,000, respectively, as a result of the bankruptcy filing (see Note 6).

   During 1998, the Company consolidated the operations of USTMAN Industries, Envir-Alert, and Watson Systems and sold TFT. The Company no longer provides underground storage tank removal and installation and antifreeze recycling and has focused its efforts primarily on providing statistical inventory reconciliation procedures and underground storage tank monitoring services to its customers. During December 1997, the Company acquired 100% of the common stock of Advanced Tank Certification, Inc. ("ATC"), which operated in a similar line of business (see Note 3).

2. Summary of Significant Accounting Policies

Basis of Presentation

   Effective July 1, 1997, the Company changed its fiscal year to a period beginning July 1 and ending June 30. Accordingly, the accompanying consolidated financial statements present the transition period from the prior fiscal year end of September 30, 1996 to June 30, 1997.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred net losses of $5,944,000, $1,979,000, $2,482,000, and $1,046,000 for the year ended June 30,
1998, the nine months ended June 30, 1997, the six months ended December 31, 1998, and the six months ended December 31, 1997, respectively. Additionally, the Company's operations have resulted in negative cash flows of $194,000 and $1,248,000 for the year ended June 30, 1998 and the nine months ended June 30, 1997, respectively, and positive cash flows of $142,000 for the six months ended December 31, 1998, and negative cash flow of $379,000 for the six months ended December 31, 1997. Management believes the Company will generate sufficient cash flows to enable it to fund operations and satisfy all capital requirements over the next twelve months.

                           USTMAN Technologies, Inc.

(Information for the six months ended December 31, 1998 and 1997 is unaudited)


2. Summary of Significant Accounting Policies (continued)

Interim Financial Information

   The consolidated financial information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position at December 31, 1998 and the results of operations and cash flows for the periods ended December 31, 1997 and 1998. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year.

Revenue Recognition

   The Company primarily generates income through the testing of underground storage tanks and related software services. Sales are recognized when services are performed. Prepaid contracts are recorded as deferred revenue and recognized as the contract is completed.

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

   Certain amounts for the prior period have been reclassified to conform to the current year presentation.

Furniture and Equipment

   Furniture and equipment are carried at cost and are depreciated on the straight-line method over their estimated useful lives of five years.

Inventory

   Inventory consists of tank gauge equipment and is accounted for using the weighted-average method.

Asset Impairment

   The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In such circumstances, those assets are written down to estimated fair value. Long-lived assets include furniture and equipment, identifiable intangible assets and goodwill. Long-lived assets held for sale are valued at amortized cost.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

   Goodwill and intangible assets consist of the following:

                                                  June 30           December 31
                                              1998         1997        1998
                                           -----------  ----------  -----------
                                                                    (unaudited)
   Goodwill............................... $ 5,946,000  $2,999,000  $ 5,946,000
   Technology.............................   3,300,000   4,200,000    3,300,000
   Deferred debt issuance costs...........   1,803,000   1,722,000       99,000
   Copyrights and organization costs......       1,000       2,000        1,000
                                           -----------  ----------  -----------
                                            11,050,000   8,923,000    9,346,000
   Less accumulated amortization..........  (1,351,000)   (377,000)  (1,444,000)
                                           -----------  ----------  -----------
                                           $ 9,699,000  $8,546,000  $ 7,902,000
                                           ===========  ==========  ===========

   Goodwill related to the USTMAN Industries and Watson Systems, Inc. acquisitions is amortized over 15 years and goodwill relating to the ATC acquisition is amortized over 10 years. Other goodwill (net carrying value of $87,000 at June 30, 1998) is amortized over 20 years. Acquired technology is amortized over eight years, and capitalized copyrights and organization costs are amortized on a straight-line basis over five years. During 1998, the Company discontinued the use of certain proprietary software due to the development of a more advantageous product and wrote off the remaining unamortized balance of $656,000.

   In connection with the private placement of its Senior Subordinated Notes of $7,000,000 and 7,304,520 shares of its common stock (see Notes 5 and 7), the Company incurred costs of $2,010,000. The Company allocated the costs of $1,722,000 and $288,000 to intangible assets and common stock, respectively. The deferred debt issuance costs included in intangible assets were being amortized over the term of the Senior Subordinated Notes using the straight-line method which approximated the interest method. Effective December 1, 1998 all of the Senior Subordinated Notes were converted to Preferred stock (see
Note 7). As a result, the unamortized balance of deferred debt issuance costs was written off resulting in expense of $1,211,000.

   Amortization expense including the write off of the deferred debt cost amounted to $1,419,000, $222,000, $1,755,000 and $537,000 for the year ended
June 30, 1998, the nine months ended June 30, 1997, and the six months ended December 31, 1998 and December 31, 1997, respectively.

Fair Value of Financial Instruments

   The fair values of the Company's cash and cash equivalents, accounts receivable and accounts payable approximated their carrying amounts due to the relatively short maturity of these items. The fair values of the Company's long-term debt approximated its carrying amount at December 31, 1998 and June 30, 1998, based on rates currently available to the Company for debt with similar terms and remaining maturities.

Research and Development

   Research and development costs are expensed as incurred.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


2. Summary of Significant Accounting Policies (continued)

Advertising Costs

   Advertising costs are expensed as incurred and include trade shows, direct mailings, and trade publications. Advertising expense was $300,000, $83,000, $91,000 and $128,000 for the year ended June 30, 1998, the nine months ended June 30, 1997, and the six months ended December 31, 1998 and 1997, respectively.

Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is effective for the Company's 1998 fiscal year. As permitted by the standard, the Company has chosen to continue to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the options' exercise price. Compensation cost for performance shares issued to nonemployees is recorded over the vesting period from the date the underlying stock options are exercised based on the fair market value of the Company's stock on the option exercise date.

Per Share Information

   Effective June 30, 1998, the Company adopted FASB Statement No. 128, Earnings Per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon the exercise of stock options under the treasury stock method. Net loss per share amounts for both periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements. Per share information is based on the weighted average number of common shares outstanding. Weighted average shares for computing loss per share were 19,117,186, 11,727,000, 19,858,363 and 18,593,691 for the year ended June 30,
1998, the nine months ended June 30, 1997, and the six months ended December 31, 1998 and 1997, respectively. Due to the Company's loss position, diluted net loss per share is the same as basic earnings per share as the result would be antidilutive.

Income Taxes

   Deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities using statutory tax rates expected to be in effect in the period in which the deferred tax item is expected to be settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset may not be realized.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


2. Summary of Significant Accounting Policies (continued)

Statement of Cash Flows

   The Company considers highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

   Changes in operating assets and liabilities as shown in the consolidated statements of cash flows, net of acquired assets and liabilities, are as follows:

                            Year ended Nine months
                             June 30      ended     Six months ended December 31,
                               1998    June 30 1997      1998             1997
                            ---------- ------------ ---------------  --------------
                                                      (unaudited)      (unaudited)
   Accounts receivable,
    net....................  $(93,000)  $ 315,000    $     (367,000) $     (231,000)
   Inventory...............    76,000    (188,000)          (54,000)        127,000
   Prepaid expenses and
    other current assets...   169,000     112,000           (55,000)       (173,000)
   Accounts payable........    93,000     (26,000)          175,000          16,000
   Accrued expenses........   298,000     123,000          (163,000)        (83,000)
   Deferred revenue........   (17,000)     15,000            25,000         (33,000)
   Note payable............       --     (105,000)              --              --
   Other long-term
    liabilities............       --       (8,000)              --              --
                             --------   ---------    --------------  --------------
                             $526,000   $ 238,000    $     (439,000) $     (377,000)
                             ========   =========    ==============  ==============

   The Company paid no federal or state income taxes for the year ended June 30, 1998 and paid $5,000 for the nine months ended June 30, 1997. The Company paid interest of $247,713 and $90,000 for the year ended June 30, 1998 and the nine months ended June 30, 1997, respectively.

   In connection with the acquisition of ATC and USTMAN Industries in December 1997 and May 1997, respectively (see Note 3), the Company funded the acquisition as follows:

                                                          ATC        USTMAN
                                                      -----------  ----------
   Fair value of assets acquired..................... $ 3,539,000  $6,126,000
   Less:
     Cash acquired...................................    (112,000)     (3,000)
     Purchase price adjustment liability (see Note
      3).............................................         --     (376,000)
     Notes payable issued............................         --     (500,000)
     Common stock issued.............................  (1,116,000)        --
                                                      -----------  ----------
     Cash paid....................................... $ 2,311,000  $5,247,000
                                                      ===========  ==========

   Noncash investing and financing activities during fiscal 1998 consist of the reduction of the purchase price adjustment liability and related goodwill of $76,000 in connection with the USTMAN acquisition (see Note 3).

Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Issues requiring significant assumptions include estimates of future cash flows used in the evaluation of the recoverability of goodwill, and estimates made in establishing the allowance for doubtful accounts and obsolete inventory.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


3. Acquisitions

   Pursuant to the Primary Stock Purchase Agreement and Contingent Stock Purchase Agreement, on December 17, 1997, the Company acquired all of the outstanding capital stock of ATC, a Tennessee corporation, for an aggregate of approximately $3.4 million in cash and stock. In connection with the acquisition, the Company secured a term loan of $3.75 million from BankBoston, N.A. (see Note 7).

   ATC provided services to owners and operators of underground storage tanks including statistical inventory reconciliation, tightness testing and cathodic protection. ATC operations have been consolidated at the Company's Lakewood, Colorado headquarters in order to eliminate duplication and increase efficiencies.

   The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. ATC's purchase price in excess of the net assets of the purchased company was assigned to goodwill. The Company allocated $3,058,000 to goodwill. The Company is amortizing the goodwill on a straight-line basis over ten years.

   On May 22, 1997, the Company acquired all of the outstanding capital stock of USTMAN Industries, a subsidiary of NDE Environmental Corporation ("NDE"), pursuant to a Stock Purchase Agreement between the Company and NDE (the "USTMAN Acquisition"). The purchase price was $5.25 million in cash and a $500,000 promissory note. As of June 30, 1998, the promissory note had been paid in full.

   Immediately prior to the closing, all cash and cash equivalents of USTMAN Industries at the close of business on May 21, 1997 were transferred to NDE. In addition, the Stock Purchase Agreement provided for an adjustment to the purchase price within 60 days after the closing to reflect the difference, if any, between the working capital balance of USTMAN Industries at the closing (after taking into account the transfer of cash and cash equivalents to NDE on May 21) and $424,271 (representing the working capital balance of USTMAN Industries as of December 31, 1996.) In fiscal year 1997, the Company accrued an estimated purchase price adjustment of $376,000. During the 1998 fiscal year, the Company and NDE agreed to reduce the adjustment to $300,000 and as a result the Company reduced the goodwill recorded on the USTMAN Acquisition by $76,000.

   The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The Company's purchase price in excess of the net assets of USTMAN Industries was assigned to goodwill and software based upon the estimated future cash flows of its operations. The Company allocated $1,622,000 to goodwill and $3,300,000 to software. The Company is amortizing the goodwill and software assets on a straight-line basis over 15 and 8 years, respectively.

   The Company obtained $7,000,000 of financing for the USTMAN Acquisition and for working capital from Sagaponack Partners, L.P. ("Sagaponack"), a private investment firm based in San Francisco and New York, and its foreign affiliate, Sagaponack International Partners, L.P. (collectively, the "Investors"), pursuant to a Securities Purchase Agreement dated May 22, 1997. As of June 30, 1998, two partners of the Investors serve as directors of the Company.

   During fiscal year 1998, USTMAN Industries, Watson Systems and Watson General were merged resulting in the remaining entity, USTMAN Technologies, Inc. In connection with the merger and the ATC acquisition, the Company recorded a charge to general and administrative expenses of $736,000 for direct and other transition costs consisting primarily of fees for relocating offices, severance of terminated employees, exit costs, attorneys' fees, and accounting fees.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


3. Acquisitions (continued)

   USTMAN Industries and ATC's results of operations have been included in the consolidated results of operations since May 23, 1997 and December 18, 1997, respectively. Pro forma unaudited consolidated operating results of the Company, USTMAN Industries and ATC for the year ended June 30, 1998 and the nine months ended June 30, 1997 assuming the acquisitions had been as of the beginning of each period are as follows:

                                                  Year ended   Nine months ended
                                                 June 30, 1998   June 30, 1997
                                                 ------------- -----------------
                                                  (unaudited)     (unaudited)
   Net sales....................................  $ 6,802,000     $ 6,592,000
   Net loss.....................................   (5,991,000)     (3,293,657)
   Net loss per share...........................         (.30)           (.17)

4. Sale of Property Held for Sale

   In December 1994, the Company purchased a secured adjustable rate loan dated March 29, 1989 with a face value of $1,400,000 from a major bank. The loan was secured with a Commercial Deed of Trust, Assignment of Rents, and Security Agreement for a 12,215 square foot strip shopping mall located in El Cajon, California. The bank sold the loan to the Company for $300,000. Professional environmental assessments of the property securing the loan, made on behalf of the bank, revealed there was hydrocarbon contamination present.

   In March 1995, the Company completed foreclosure proceedings and took possession of the property and a Receiver's account totaling $147,000.

   The Company completed its own environmental assessment of the property which indicated that the level of hydrocarbon contamination was significantly less than previously detected. On January 4, 1996, the Company's management received a "no further action letter" from the San Diego Department of Environmental Health which cleared the title to the property from any restrictions on transferability.

   On October 1, 1996, the Company formed a wholly owned limited liability company (LLC), Watson Value Assets LLC ("WVA") into which the property and building for sale, with a net book value of $337,000, was transferred for liability purposes.

   In December 1996, WVA sold the property for $700,000. The Company recorded a gain on the sale of the property of $363,000 for the nine months ended June 30, 1997.

5. Sale of Toxguard Fluid Technologies, Inc.

   On January 20, 1998, the Company sold all of the outstanding capital stock of TFT for $92,000 in cash. At the date of sale, the Company's investment in TFT was valued at a negative $336,000. Additionally, the Company wrote off approximately $400,000 in advances to TFT. The sale resulted for a net gain of approximately $28,000.

6. Toxguard Systems Bankruptcy

   As a result of Toxguard Systems filing under Chapter 7 of the Bankruptcy Code (see Note 1) in August 1997, the Company has written off its net investment in Toxguard Systems at June 30, 1997. Toxguard Systems owed $356,000 to its creditors at the time of filing for bankruptcy. The bankruptcy proceedings for Toxguard Systems have not yet been approved and settled by the U.S. Bankruptcy Court and accordingly, there

                           USTMAN Technologies, Inc.

(Information for the six months ended December 31, 1998 and 1997 is unaudited)


6. Toxguard Systems Bankruptcy (continued)

is uncertainty as to the ultimate resolution of creditors' claims. In management's opinion, the amounts owed to Toxguard's creditors will be discharged in bankruptcy and the ultimate resolution of the bankruptcy proceedings will not have a material effect on the consolidated financial statements of the Company and its subsidiaries.

7. Notes Payable and Long-Term Debt

   Long-term debt consists of the following (December 31, 1998 balance reflects agreement as amended):

                                                   June 30         December 31,
                                               1998        1997        1998
                                            ----------- ---------- ------------
                                                                   (unaudited)
Senior Subordinated Notes Payable to the
 Investors, net of original issue discount
 of $783,000 and $907,000, respectively...  $ 7,034,000 $6,093,000  $      --
BankBoston Term Loan, principal due in
 quarterly installments through December
 31, 2000, interest payable quarterly at
 the BankBoston Base Rate plus 2.5%. (11%
 and 10.75% at June 30, 1998 and December
 31, 1998, respectively)..................    3,625,000        --    3,250,000
Note payable to NDE, all principal due on
 June 1, 1998, interest payable quarterly
 at 8.5%, guaranteed by USTMAN, Watson
 Systems, Inc. and EnvirAlert, Inc.,
 maturing June 1998.......................          --     500,000         --
Purchase price adjustment payable to NDE,
 due upon settlement of disputed purchase
 price....................................          --     376,000         --
Note payable to a lending institution in
 monthly installments of $3,143 including
 interest at 9.12%, maturing January
 1999.....................................          --      55,000         --
Service fleet vehicle loans and other
 amounts owed, due in monthly installments
 through 1999 at rates ranging from 8.75%
 to 15.9%, collateralized by the related
 asset....................................          --      32,000         --
Note payable to bank in monthly
 installments of $10,750 including
 interest at 1.5% over the corporate base
 rate adjusted quarterly, with any
 remaining unpaid principal due November
 2000, collateralized by a security
 interest in accounts receivable and
 certain property and equipment of the
 Company..................................          --     381,000         --
Guarantor of note payable to bank in
 monthly installments of $3,259 including
 interest at 10.5%, with any remaining
 principal due November 1997..............          --      28,000         --
Unsecured notes payable to former
 employees and officers of an acquired
 subsidiary. The notes are non-interest
 bearing with various maturities through
 January 30, 1998.........................          --      35,000         --
Unsecured note payable to a former officer
 and shareholder in monthly installments
 of $226, including interest at 6.5%,
 maturing December 2000...................          --       6,000         --
                                            ----------- ----------  ----------
                                             10,659,000  7,506,000   3,250,000
Less current portion......................      875,000  1,083,000   1,125,000
                                            ----------- ----------  ----------
Long-term portion.........................  $ 9,784,000 $6,423,000  $2,125,000
                                            =========== ==========  ==========

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


7. Notes Payable and Long-Term Debt (continued)

   On December 17, 1997, the Company secured term and acquisition financing from BankBoston, N.A. Pursuant to the agreement, the Company obtained $3.75 million in the form of a term loan bearing interest at the BankBoston Base Rate plus 2% (11% at June 30, 1998 and 10.75% at December 31, 1998). Under the original terms of the agreement, repayment of the loan began March 31, 1998 and continues in quarterly installments, including accrued interest, until December 31, 2000 when the remaining principal is due. In March 1999, the Company and BankBoston agreed to amend the terms of the agreement. As part of the amendment, the Company will pay $750,000 in principal before June 30, 1999. The Company will then be required to make quarterly payments of $125,000 in June, September and December 1999 and March 2000. The quarterly payments then increase to $250,000, and the balance of the loan will be due on December 31, 2001. The agreement also requires the Company to pay additional interest totaling the greater of $150,000 or 5% of the average consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") during fiscal 1998, 1999 and 2000. This amount is payable in September 2000 and is being accrued over the life of the note using the effective interest method. The debt is secured by the assets of the Company. The Company used this financing to facilitate the ATC acquisition, to pay existing debt, and for working capital purposes. The agreement with BankBoston provides that additional financing of up to $2.25 million can be made available to the Company for approved future acquisitions. As of June 30, 1998 and December 31, 1998, the Company had not used any of this additional acquisition financing.

   The BankBoston agreement contains financial and restrictive covenants. These covenants include minimum levels of EBITDA and consolidated net worth, maximum levels of capital expenditures and ratios of funded debt to EBITDA, EBITDA to interest charges, and operating cash flows to debt service. If the Company fails to meet the covenants, the unpaid principal and accrued interest will become immediately due. Due to the lower than expected performance in fiscal 1998, the Company failed to meet the requirements of all the covenants with the exception of the capital expenditure limitations. The Company received a waiver from the bank for these covenant violations at June 30, 1998. On October 9, 1998, the Company and BankBoston agreed to amend the terms of the agreement and reduced the covenant requirements for the upcoming three quarters beginning on September 30, 1998. As of December 31, 1998, due to the conversion of Senior Subordinated Notes to preferred stock and the write-off of related deferred debt cost, the Company failed to meet the net worth covenant. The Company received a waiver from the bank for these covenant violations at December 31, 1998. In March 1999, the Company agreed to amend the terms of the agreement and reduce the covenant requirements for the upcoming quarters beginning on March 31, 1999. Management believes the Company's operations for fiscal year 1999 will be sufficient to enable the Company to be in compliance with the amended covenants for all periods of fiscal year 1999. Accordingly, amounts payable under the term loan agreement are classified as long term in the accompanying balance sheets with the exception of scheduled principal payments.

   On May 22, 1997, the Company completed the private placement of its Senior Subordinated Notes with an aggregate principal amount of $7,000,000 and 7,304,520 shares of its common stock (see Note 9) to the Investors, and used most of the proceeds therefrom to acquire all of the outstanding capital stock of USTMAN Industries. The notes were due and payable in five years, subject to mandatory prepayment in certain circumstances. The notes were secured by the assets of the Company, including the stock of certain of its subsidiaries, and by the assets of the principal subsidiaries of the Company, including USTMAN Industries and Watson Systems. The notes were subject to mandatory prepayment in the event that the Company completed a public offering of newly-issued shares of common stock (a "Stock Offering"), or in the event that one or more persons (other than the Investors or their transferees) acquired at least 50% of the outstanding common stock or of the operating assets of the Company (a "Company Sale"). In addition, the Company was required to apply toward the reduction of principal at least 50% of any excess cash.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


7. Notes Payable and Long-Term Debt (continued)

   Interest on the Senior Subordinated Notes was 10% per annum for the first year, payable quarterly, and increased by one percent each year during the term of the Notes. At the option of the Company, interest payments due could be converted to debt under the same terms as the original principal. During the year ended June 30, 1998 and six months ended December 31, 1998, the Company converted interest due of $741,000 and $360,000, respectively, to long-term debt. In addition, if on the earlier of (i) the third anniversary of the date of the Securities Purchase Agreement or such other date thereafter designated by the Investors, (ii) the date of a stock offering or (iii) a sale of the Company (the "Adjustment Date"), the Companys cumulative adjusted earnings before taxes, depreciation and amortization ("EBTDA") fail to meet specific projections provided by the Company to the Investors, additional interest was payable in the form of warrants to the Investors. The additional interest was determined by comparing a ratio of fully diluted EBTDA per share to the projected fully diluted EBTDA. If the resulting actual percentage of EBTDA per share was less than 70% of the projected amount, an adjustment to interest expense was calculated and warrants were issued in an amount equal to the additional interest expense divided by the fair market value of the common stock on the Adjustment Date. The adjusted interest rate could not exceed 29.76%. Due to the lower than expected performance in fiscal 1998, the Company did not meet the projected EBTDA per share and believed it would be unlikely to meet these projections in the future. Accordingly, the Company recorded interest expense on the Senior Subordinated Notes at a rate of 29.76% and reflected the additional 18.76% expense as warrants to be issued. This amount totaled $1,642,000 for the year ended June 30, 1998.

   During the time that the Senior Subordinated Notes remained outstanding, the Company was subject to a number of negative covenants, as set forth in the Securities Purchase Agreement. Upon the occurrence of an Event of Default, as defined in the Securities Purchase Agreement, the Senior Subordinated Notes could have become immediately due and payable. As of June 30, 1998, the Company was in violation of one of its covenants due to the violation on the BankBoston agreement noted above. The Company obtained a waiver for this violation as of June 30, 1998 and for the upcoming fiscal year and accordingly, all amounts due under the Senior Subordinated Notes were reflected as long-term.

   The Senior Subordinated Notes also specify that the Company pay Sagaponack an annual management fee totaling $100,000 through the fifth anniversary of the agreement.

   In December 1998, the Investors agreed to convert all of the Senior Subordinated Notes and accrued interest totaling $9,717,000 to Series A Preferred Stock ("Preferred Stock") effective July 1, 1998. Warrants previously issued to the investors for additional interest expense were also cancelled upon exchange of the notes. The Preferred Stock will have an aggregate allocation amount (the "Allocation Amount") of $15,000,000 for the purposes of liquidation priority and dividends. The Preferred Stock will bear an annual 8% cumulative dividend, if and when, declared by the Board of Directors. The Allocation Amount will increase by the amount of any dividends not declared for payment by the Company. The Preferred Stock has no mandatory redemption or voting rights and is not convertible into Common Stock. As a result of the conversion, the Company recorded an additional loss of $1,211,000 related to the write off of the deferred debt cost related to the Private Placement and converted the following balances to preferred stock:

     Long-term debt................................................. $7,000,000
     Original issue discount........................................   (700,000)
     Accrued interest...............................................  1,177,000
     Accrued interest payable in warrants...........................  2,240,000
                                                                     ----------
     Total.......................................................... $9,717,000
                                                                     ==========

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


7. Notes Payable and Long-Term Debt (continued)

   Principal payments on long-term debt are as follows (December 31 payments reflect agreement as amended):

                                                                  As of
                                                           June 30   December 31
                                                         ----------- -----------
     1999............................................... $   875,000 $1,125,000
     2000...............................................   1,250,000    875,000
     2001...............................................   1,500,000  1,250,000
     2002...............................................   7,034,000        --
                                                         ----------- ----------
                                                         $10,659,000 $3,250,000
                                                         =========== ==========

8. Income Taxes

   A reconciliation of taxes computed at the statutory federal income tax rate to income tax expense is as follows:

                                                                  Nine months
                                                     Year ended      ended
                                                       June 30      June 30
                                                        1998         1997
                                                     -----------  -----------
   Benefit from loss before provision for income
    taxes computed at statutory rate................ $ 1,919,000   $ 673,000
   Nondeductible expense............................    (136,000)   (137,000)
   Losses without tax benefit.......................  (1,783,000)   (536,000)
   California franchise tax.........................         --       (4,000)
                                                     -----------   ---------
                                                     $       --    $  (4,000)
                                                     ===========   =========

   At June 30, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $11.4 million which begin to expire in fiscal year 2007.

   Pursuant to the Tax Reform Act of 1986, use of the Company's net operating loss carryforwards may be substantially limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1998 and 1997 are as follows:

                                                          1998         1997
                                                       -----------  -----------
   Deferred tax assets:
     Operating loss carryforwards..................... $ 4,401,000  $ 3,015,000
     Accrued expenses.................................      30,000       54,000
     Book depreciation over tax.......................      50,000       56,000
     Other............................................     161,000       28,000
                                                       -----------  -----------
   Total deferred tax assets..........................   4,642,000    3,153,000
   Valuation allowance................................  (3,518,000)  (1,415,000)
                                                       -----------  -----------
                                                         1,124,000    1,738,000
   Deferred tax liabilities:
     Amortization of purchased technology.............  (1,103,000)  (1,738,000)
     Other............................................     (21,000)         --
                                                       -----------  -----------
   Net deferred tax assets............................ $       --   $       --
                                                       ===========  ===========

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


8. Income Taxes (continued)

   A valuation reserve of $3,518,000 and $1,415,000 has been established as of June 30, 1998 and 1997, respectively, due to uncertainty as to the realizability of the Company's net deferred tax assets and liabilities. The change in the valuation allowance for the year ended June 30, 1998 and the nine months ended June 30, 1997 is approximately $2,103,000 and $1,117,000, respectively.

9. Shareholders' Equity

Senior Subordinated Notes

   In December 1998, the Investors agreed to convert all of the Private Placement and accrued interest totaling $9,717,000 to Series A Preferred Stock ("Preferred Stock") effective July 1, 1998. Warrants previously to be issued to the investors for additional interest expense were also cancelled upon exchange of the notes. The Preferred Stock will have an aggregate allocation amount (the "Allocation Amount") of $15,000,000 for the purposes of liquidation priority and dividends. The Preferred Stock will bear an annual 8% cumulative dividend, if and when, declared by the Board of Directors. The Allocation Amount will increase by the amount of any dividends not declared for payment by the Company. The Preferred Stock has no mandatory redemption or voting rights and is not convertible into Common Stock.

   During fiscal 1997, the Company completed four private placement offerings in which a total of 465,000 shares of common stock were issued to investors in exchange for $455,000. The shares issued have not been registered under the Securities Act of 1933, as amended (the "Act"), as they are exempt under Regulation D of the Act.

Warrants

   Pursuant to the Securities Purchase Agreement, the Investors were issued 7,304,520 shares of the Company's common stock, representing 40% of the total number of shares of common stock outstanding immediately after such issuance, and warrants (the "Sagaponack Warrants") to purchase shares of common stock in an amount sufficient, upon the exercise of any outstanding options and warrants, for the Investors to maintain their 40% ownership of the outstanding common stock of the Company. Such warrants will be at the same price and term as the options or warrants exercised by third parties.

   In June 1997, the Investors exercised warrants for a noncash purchase of 33,333 shares of the Company's common stock in order to maintain their 40% ownership of the outstanding common stock of the Company.

   In connection with a fiscal 1995 private placement, the Company issued warrants to the selling agent for the purchase of 50,000 units, at $3.50 per unit. As of June 30, 1998, all 50,000 warrants have expired. On August 6, 1996, 35,000 additional warrants were issued at the same price per unit which were exercisable immediately and expire on February 6, 2001. All 35,000 warrants issued remain outstanding at June 30, 1998.

   The Company issued warrants for 100,000 shares exercisable at $1.62 per share through August 1999 in connection with the fiscal 1996 private placements of the Company's common stock. All of these warrants remain outstanding at June 30, 1998.

   During 1997, the Company issued warrants for 200,000 shares exercisable at $1.50 per share through March 1998. In March 1998, these options were modified to extend the exercise period through March 16, 1999 and increase the exercise price to $1.75. As a result, the Company recognized expense of $222,000, representing the fair market value of these options at the time of the modification.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


9. Shareholders' Equity (continued)

   In connection with the 1997 private placement, the Company issued warrants for 718,749 shares at $.01 per unit. The warrants were exercisable immediately and expire on May 22, 2000. In January 1998, all warrants were exercised.

Stock Options

   On September 1, 1992, the Company granted to a key employee nonstatutory options to purchase 400,000 shares of common stock at an exercise price of $1.50 per share. These options were exercisable immediately and expire on September 30, 1998. On April 3, 1997, these options were replaced with an equal amount of options at an exercise price of $1.53. The new options were exercisable immediately and expire on April 3, 2002.

   On January 4, 1994, certain key employees were issued options to purchase 1,000,000 shares at an exercise price of $2.63 in exchange for certain rights to an antifreeze recycling process. These options vested over two years and expire five years after the vesting date. On April 3, 1997, 650,000 of these options were replaced with 650,000 options at an exercise price of $1.53. The new options are exercisable immediately and expire on April 3, 2002. As of June 30, 1998, 50,000 of the remaining 350,000 options had expired.

   In connection with the USTMAN Industries acquisition on May 22, 1997, the Company issued options to purchase 600,000 shares to a key employee. The options become exercisable, subject to continued employment, over four years at a rate of 25% per year beginning one year from the grant date. The options expire three years from the vesting date. The exercise price is $1.00. As of June 30, 1998, none of these options had been exercised.

   Also during the 1997 fiscal year, the Company issued a total of 251,518 nonqualified options to several employees at an exercise price of $1.63. Of this total, 201,518 are immediately exercisable and the remaining 50,000 vest over two years. The options expire on various dates through April 10, 2002. As of June 30, 1998, 50,000 of these options have expired. The remaining options have not been exercised.

   In connection with the ATC acquisition in December 1997, the Company issued options to purchase 90,000 shares to key employees. The options become exercisable subject to continued employment, at a rate of 33% per year beginning on the grant date and expire at a rate of 33% each year beginning five years after the grant date. The exercise price is $1.47. As of June 30, 1998, none of these options had been exercised.

   During the 1998 fiscal year, the Company adopted a stock option plan authorizing the issuance of options for 2,000,000 shares of common stock to selected employees. Under the terms of the plan, the options may be either incentive or nonqualified. The exercise price per share, determined by a committee of the Board of Directors, may not be less than the fair market value on the grant date.

   On January 30, 1998, the Company granted 195,000 options with an exercise price of $1.50. The options become exercisable, subject to continued employment, at the rate of 33% per year beginning on the grant date. The options have a term of ten years.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)


9. Shareholders' Equity (continued)

   The following table summarizes stock option activity for the year ended June 30, 1998 and the nine months ended June 30, 1997:

                                                                    Weighted
                                                     Number of      Average
                                                       Shares    Exercise Price
                                                     ----------  --------------
     Outstanding on September 30, 1996..............  1,996,233      $2.25
      Granted.......................................  1,954,518      $1.57
      Exercised.....................................        --         --
      Expired or forfeited.......................... (1,513,233)     $2.16
                                                     ----------      -----
     Outstanding on June 30, 1997...................  2,437,518      $1.64
      Granted.......................................    310,000      $1.50
      Exercised.....................................        --         --
      Expired or forfeited..........................   (147,666)     $2.54
     Outstanding on June 30, 1998...................  2,599,852      $1.58
      Granted (unaudited)...........................        --         --
      Exercised (unaudited).........................        --         --
      Expired or forfeited (unaudited)..............        --         --
                                                     ----------      -----
     Outstanding on December 31, 1998 (unaudited)...  2,599,852      $1.58
                                                     ==========      =====
     Exercisable....................................  1,944,852      $1.71
                                                     ==========      =====

   Exercise prices for the majority of the options outstanding as of June 30, 1998 range from $.50 to $2.50. Approximately 2,000 options outstanding at June 30, 1998 have an exercise price of $4.50.

   In calculating pro forma information regarding net income and earnings per share, as required by Statement No. 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the options on the Company's common stock: risk-free interest rate of 5.25%; a dividend yield of 0%; volatility of the expected market price of the Company's common stock of .75 and .78 for the year ended June 30, 1998 and the period ended June 30, 1997, respectively; and a weighted-average expected life of the option of 4.9 and 4.6 years for the year ended June 30, 1998 and the period ended June 30, 1997, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the year ended June 30, 1998 and the nine months ended June 30, 1997 is summarized below:

                                                                   Nine months
                                                       Year ended     ended
                                                      June 30 1998 June 30 1997
                                                      ------------ ------------
   Pro forma net loss................................  $6,092,000   $3,322,000
   Pro forma net loss per share......................  $     (.32)  $     (.28)

   The Company issued 24,000 shares of common stock in 1998 in order to settle a lawsuit.

                           USTMAN Technologies, Inc.

 (Information for the six months ended December 31, 1998 and 1997 is unaudited)

10. Commitments and Contingencies

Deferred Employee Benefit Agreement

   In July 1991, the Company entered into a deferred compensation agreement with the Company's former president. The benefits as defined under the agreement require the Company to pay $2,700 per month with such payments continuing throughout the president's lifetime with a minimum ten-year guaranteed payment. Upon his death, benefits may continue to his beneficiaries as defined under the agreement. Monthly payments will be adjusted on an annual basis based on the Department of Labor Consumer Price Index. As of the effective date of the agreement, the benefits are fully vested, but not funded.

Leases

   The Company leases its facilities and certain equipment under noncancelable operating leases with future minimum payments as follows:

   Fiscal year ending June 30
   --------------------------
   1999............................................................... $105,000
   2000...............................................................  111,000
   2001...............................................................  116,000
   2002...............................................................   60,000
                                                                       --------
                                                                       $392,000
                                                                       ========

   Rent expense totaled $101,000, $80,000, $61,000 and $41,000 for the year ended June 30, 1998, the nine months ended June 30, 1997, and the six months ended December 31, 1997 and 1998, respectively.

Litigation

   The Company is involved in various claims and lawsuits arising in the ordinary course of business. Included in accrued expenses as of June 30, 1998 is approximately $100,000 of reserve for potential losses resulting from this litigation. Management believes this reserve is adequate to cover all pending litigation as of June 30, 1998 and December 31, 1998.

11. Employee Benefit Plan

   The Company sponsors employee savings plans under Section 401(k) of the Internal Revenue Code. Under the plan, all employees are eligible to participate after six months of service. Employees may defer up to 15% of their salary subject to limits set annually by the Internal Revenue Service and, at the Company's discretion, it can match annually. No expense for matching contributions was recorded in 1997 or 1998.

ITEM 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

  3.1  Articles of Incorporation of the Company (1).
  3.2  Certificate of Amendment of Articles of Incorporation dated February 14,
       1991 (2).
  3.3  Certificate of Amendment of Articles of Incorporation dated February 3,
       1998 (3).
  3.4  Bylaws, as amended, of the Company (1).
  4.1  See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Articles of
       Incorporation and Bylaws defining the rights of holders of Common Stock.
  4.2  Form of Subscription Certificate (to be filed by amendment).
  5.1  Opinion of Case, Knowlson, Burnett & Wright LLP.
 10.1  Watson General Corporation Retirement Plan (4).
 10.2 Modified stock option agreement dated January 4, 1994 between the Company, on the one hand, and Ronald G. Crane, Joseph L. Christoffel, and William R. Kughn on the other hand (5).
 10.3  Stock Option agreement dated April 3, 1997 between the Company and
       Ronald G. Crane (6).
 10.4  Stock Option agreement dated May 22, 1997 between the Company and Dan R.
       Cook (6).
 10.5  Employment agreement dated May 22, 1997 between the Company and Dan R.
       Cook (6).
 10.6  Stock purchase agreement dated May 22, 1997 between the Company and NDE
       Environmental Corporation for the purchase of the common stock of USTMAN
       Industries (7).
 10.7 Securities purchase agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
       (7).
 10.8  Warrant agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. (7).
 10.9 Stock pledge agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
       (7).
 10.10 Security agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. and Sagaponack International Partners, L.P. (7)
 10.11 Financial advisory agreement dated May 22, 1997 between the Company and Sagaponack Management Company (7).
 10.12 Company agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. and Sagaponack International Partners, L.P. (7).
 10.13 Shareholder agreement dated May 22, 1997 between Sagaponack Partners,
       L.P. ,Sagaponack International Partners, L.P. and certain shareholders of the Company (7).
 10.14 Primary Stock Purchase Agreement dated December 17, 1997 between the
       Company and Erica Bengtson Grant and James B. Grant (8).
 10.15 Contingent Stock Purchase Agreement dated December 17, 1997 between the
       Company and Environmental Systems Corporation (8).
 10.16 Term Loan and Acquisition Line Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (8).
 10.17 First Amendment to Term Loan and Acquisition Line Agreement between the
       Company and BankBoston, N.A.
 10.18 Second Amendment to Term Loan and Acquisition Line Agreement between the
       Company and BankBoston, N.A.

 10.19 Stock Pledge Agreement dated December 16, 1997 between the Company and
       BankBoston, N.A. (8).
 10.20 Security Agreement dated December 16, 1997 between the Company and
       BankBoston, N.A. (8).
 10.21 Intercreditor and Subordination Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (8).
 10.22 Employment Agreement dated December 18, 1997 between the Company and
       Erica Bengtson, including the Stock Option Agreement (9).
 10.23 Employment Agreement dated December 18, 1997 between the Company and
       James B. Grant, including the Stock Option Agreement (9).
 10.24 Employment Agreement dated December 18, 1997 between the Company and
       David Booth, including the Stock Option Agreement (9).
 10.25 Stock Option Agreement dated January 16, 1998 (10).
 10.26 Amendment to Securities Purchase Agreement Among the Company, Sagaponack
       Investors L.P. and Sagaponack International Partners L.P.
 23.1  Consent of Ernst & Young LLP.
 23.2 Consent of Case, Knowlson, Burnett & Wright LLP (included in opinion filed as Exhibit 5.1).
 24.1  Power of attorney (included on page II-6 of the Registration Statement).
 27.   Financial Data Schedule

(b) Financial Statement Schedules. All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.
--------
 (1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1989.
 (2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.
 (3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q
     for the Quarter ended March 31, 1998 (Form   ).
 (4) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.
 (5) Incorported by reference to the Company's Annual Report on Form 10-KSB/A2 for the fiscal year ended December 31, 1993.
 (6) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File no. 000-16011).
 (7) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 6, 1997 (File no. 000-16011).
 (8) Incorporated by reference to the Company's Current Report on Form 8-K filed on December 30, 1997 (File no. 000-16011).
 (9) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the Quarter ended December 31, 1997 (File no. 000-16011).
(10) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (File no. 000-16011).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with this offering are as follows:

   Expenses                                                             Amount
   --------                                                             -------
   SEC Registration Fee................................................ $   885
   Printing Expenses...................................................   5,000
   Legal Fees and Expenses.............................................  20,000
   Accounting Fees and Expenses........................................  20,000
   Subscription Agent's Fees and Costs.................................  10,000
   Soliciting Agent's Expenses.........................................  10,000
   Blue Sky Fees and Expenses..........................................   3,000
   Miscellaneous Expenses..............................................   1,115
                                                                        -------
     Total............................................................. $70,000
                                                                        =======

ITEM 14. Indemnification of Directors and Officers.

   Section 317 of the California Corporations Code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Articles of Incorporation, as amended, and the Bylaws of the Company, the Company is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law.

ITEM 15. Recent Sales of Unregistered Securities.

   On May 20, 1996, the Company granted options to purchase 15,000 shares of its Common Stock at the then market price to Randy Nelson, an employee of the Company, in consideration for services rendered to the Company by him. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On July 16, 1996, the Company granted options to purchase 5,000 shares of Common Stock at $1.625 per share to Debbie Almeida, an employee of the Company, in consideration for services rendered to the Company by her. The Company believes that the issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act.

   On August 1, 1996, the Company granted options to purchase an aggregate of 30,000 shares of Common Stock at the then market price for the Common Stock to James Criswell and Deanna Butler, employees of the Company, in consideration for services rendered by them to the Company. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On August 20, 1996, the Company granted warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $1.62 per share to Ron
E. Ainsworth, Andrew Boyd-Jones and Leon M. Bronfin in consideration for services rendered to the Company by such persons. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On February 13, 1997, the Company sold 100,000 shares of its Common Stock to the James R. Moiola and Virginia M. Moiola Trust UA DTD June 10, 1973 for $100,000. On February 22, 1997, the Company sold an additional 100,000 shares of its Common Stock to the trust. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On February 17, 1997 the Company granted an option to purchase 50,000 shares of Common Stock at $1.825 per share to Dennis Mulligan in consideration for his services as a director of the Company. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On March 25, 1997, the Company sold an aggregate of 235,000 shares of its Common Stock to the Lipeles Living Trust, the Brayshay Family Trust, Joseph Chakkalo, Comox Co. Ltd., Stourbridge Investments Ltd., Ernest Gottdiener, Martin and Miriam Knecht, and Herman Brock for aggregate consideration of $235,000. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On April 3, 1997, the Company granted options to purchase an aggregate of 1,050,000 shares of Common Stock at an exercise price of $1.53 per share to Ronald G. Crane and Joseph L. Christoffel in consideration for services rendered by such persons as officers and employees of the Company. The Company believes that the issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act.

   On April 15, 1997, the Company sold an aggregate of 10,000 shares of its Common Stock to Nicholas Ponzio and Anthony Broy for an aggregate consideration of $10,000. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On April 22, 1997, the Company sold an aggregate of 20,000 Shares of its Common Stock to PJS Trust and the Ferreiera Family Trust for an aggregate consideration of $20,000. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On May 22, 1997, the Company issued to Sagaponack Partners L.P and Sagaponack International Partners L.P. an aggregate of 7,304,520 shares of Common Stock and warrants to purchase up to 2,625,432 shares of Common Stock in partial consideration for a $7,000,000 financing to the Company by them. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On May 22, 1997, the Company granted options to purchase 600,000 shares of Common Stock, vesting one-fourth every year, at an exercise price of $1.00 per share to Dan R. Cook as part of his compensation as an officer of the Company. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On May 22, 1997, the Company granted options to purchase 718,745 shares of Common Stock at an exercise price of $.01 per share in consideration for services rendered in locating Sagaponack on behalf of the Company. The Company believes that the issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act.

   On June 12, 1997, the Company issued 50,000 shares to Ronald G. Crane in consideration for his assistance in settling an action against a subsidiary of the Company and issued 33,333 shares of Common Stock to Sagaponack in order to permit Sagaponack to maintain its ownership percentage in the Company as required by a securities purchase agreement between the Company and Sagaponack. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

  3.1  Articles of Incorporation of the Company (1).
  3.2  Certificate of Amendment of Articles of Incorporation dated February 14,
       1991 (2).
  3.3  Certificate of Amendment of Articles of Incorporation dated February 3,
       1998 (3).
  3.4  Bylaws, as amended, of the Company (1).
  4.1  See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Articles of
       Incorporation and Bylaws defining the rights of holders of Common Stock.
  4.2  Form of Subscription Certificate (to be filed by amendment).
  5.1  Opinion of Case, Knowlson, Burnett & Wright LLP.
 10.1  Watson General Corporation Retirement Plan (4).
 10.2 Modified stock option agreement dated January 4, 1994 between the Company, on the one hand, and Ronald G. Crane, Joseph L. Christoffel, and William R. Kughn on the other hand (5).
 10.3  Stock Option agreement dated April 3, 1997 between the Company and
       Ronald G. Crane (6).
 10.4  Stock Option agreement dated May 22, 1997 between the Company and Dan R.
       Cook (6).
 10.5  Employment agreement dated May 22, 1997 between the Company and Dan R.
       Cook (6).
 10.6  Stock purchase agreement dated May 22, 1997 between the Company and NDE
       Environmental Corporation for the purchase of the common stock of USTMAN
       Industries (7).
 10.7 Securities purchase agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
       (7).
 10.8  Warrant agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. (7).
 10.9 Stock pledge agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
       (7).
 10.10 Security agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. and Sagaponack International Partners, L.P. (7)
 10.11 Financial advisory agreement dated May 22, 1997 between the Company and Sagaponack Management Company (7).
 10.12 Company agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. and Sagaponack International Partners, L.P. (7).
 10.13 Shareholder agreement dated May 22, 1997 between Sagaponack Partners,
       L.P. ,Sagaponack International Partners, L.P. and certain shareholders of the Company (7).
 10.14 Primary Stock Purchase Agreement dated December 17, 1997 between the
       Company and Erica Bengtson Grant and James B. Grant (8).
 10.15 Contingent Stock Purchase Agreement dated December 17, 1997 between the
       Company and Environmental Systems Corporation (8).
 10.16 Term Loan and Acquisition Line Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (8).
 10.17 First Amendment to Term Loan and Acquisition Line Agreement between the
       Company and BankBoston, N.A.
 10.18 Second Amendment to Term Loan and Acquisition Line Agreement between the
       Company and BankBoston, N.A.

 10.19 Stock Pledge Agreement dated December 16, 1997 between the Company and
       BankBoston, N.A. (8).
 10.20 Security Agreement dated December 16, 1997 between the Company and
       BankBoston, N.A. (8).
 10.21 Intercreditor and Subordination Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (8).
 10.22 Employment Agreement dated December 18, 1997 between the Company and
       Erica Bengtson, including the Stock Option Agreement (9).
 10.23 Employment Agreement dated December 18, 1997 between the Company and
       James B. Grant, including the Stock Option Agreement (9).
 10.24 Employment Agreement dated December 18, 1997 between the Company and
       David Booth, including the Stock Option Agreement (9).
 10.25 Stock Option Agreement dated January 16, 1998 (10).
 10.26 Amendment to Securities Purchase Agreement Among the Company, Sagaponack
       Investors L.P. and Sagaponack International Partners L.P.
 23.1  Consent of Ernst & Young LLP.
 23.2 Consent of Case, Knowlson, Burnett & Wright LLP (included in opinion filed as Exhibit 5.1).
 24.1  Power of attorney (included on page II-6 of the Registration Statement).
 27.   Financial Data Schedule

(b) Financial Statement Schedules. All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.
--------
 (1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1989.
 (2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.
 (3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q
     for the Quarter ended March 31, 1998 (Form   ).
 (4) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.
 (5) Incorported by reference to the Company's Annual Report on Form 10-KSB/A2 for the fiscal year ended December 31, 1993.
 (6) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File no. 000-16011).
 (7) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 6, 1997 (File no. 000-16011).
 (8) Incorporated by reference to the Company's Current Report on Form 8-K filed on December 30, 1997 (File no. 000-16011).
 (9) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the Quarter ended December 31, 1997 (File no. 000-16011).
(10) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (File no. 000-16011).

ITEM 17. Undertakings.

   The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That for determining any liability under the Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities ad Exchange Commission declared it effective.

     (c) That for determining any liability under the Act, each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lakewood, state of Colorado, on this 19th day of April, 1999.

                                          USTMAN TECHNOLOGIES, INC.

                                          By         /s/ Dan R. Cook
                                            ___________________________________
                                                       Dan R. Cook
                                               Chief Executive Officer and
                                                        President

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan R. Cook and Barry S. Rosenstein and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
          /s/ Dan R. Cook            President, Chief Executive      April 19, 1999
____________________________________  Officer (Principal
             Dan R. Cook              Executive Officer),
                                      Principal Financial Officer
                                      and Director


      /s/ Barry S. Rosenstein        Co-Chairman and Director        April 19, 1999
____________________________________
         Barry S. Rosenstein

        /s/ Marc A. Weisman          Co-Chairman and Director        April 19, 1999
____________________________________
           Marc A. Weisman

         /s/ Heather Murphy          Controller                      April 19, 1999
____________________________________
           Heather Murphy